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                                                                   EXHIBIT 99(a)


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS

MAPCO ACQUISITION

         On November 24, 1997, Williams (Williams Holdings' parent) and MAPCO Inc. announced that they had entered into a definitive merger agreement whereby Williams would acquire MAPCO by exchanging 1.665 shares of Williams common stock for each outstanding share of MAPCO common stock. In addition, outstanding MAPCO employee stock options would be converted into Williams common stock. The merger was consummated on March 28, 1998, with the issuance of 98.6 million shares of Williams common stock. MAPCO is engaged in the NGL pipeline, petroleum refining and marketing and propane marketing businesses. Upon completion of the merger, Williams transferred its interest in MAPCO to Williams Holdings, and MAPCO became part of the Energy Services business unit.

         The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period financial information presented has been restated to include the combined results of operations, financial condition and liquidity of MAPCO as though it had always been a part of Williams Holdings.

RESULTS OF OPERATIONS

   1997 vs. 1996

         ENERGY MARKETING & TRADING'S revenues of $549.2 million in 1997 include $413.4 million from propane marketing operations and $135.8 million from energy trading and price-risk management activities. Revenues of $690.6 million in 1996 include $429.5 million from propane marketing operations and $261.1 million from energy trading and price-risk management activities. The $16.1 million, or 4 percent, decrease in revenues from the propane marketing business resulted from the sale of certain propane and liquid fertilizer assets in 1996, partially offset by increased propane sales volumes primarily from acquisitions. The $125.3 million, or 48 percent, decrease in revenues from the energy trading and price-risk management activities was due primarily to the 1997 reporting on a net margin basis of certain natural gas and gas liquids marketing operations previously not considered to be included in trading operations. Excluding this decrease, energy trading and price-risk management revenues increased $16 million due primarily to the initial income recognition from long-term electric power contracts, increased physical and notional natural gas volumes of 22 percent and 44 percent, respectively, and higher petroleum trading volumes, partially offset by lower natural gas trading margins as a result of decreased price volatility. Revenues also increased from project financing services for energy producers and the sale of excess transportation capacity.

         Costs and operating expenses decreased $120 million, or 23 percent, due primarily to decreases of $141 million from the 1997 reporting on a net margin basis of certain natural gas and gas liquids marketing operations previously not considered to be included in trading operations, $21 million associated with the sale of certain propane and liquid fertilizer assets, and lower propane purchase prices. Partially offsetting these decreases were increased propane purchase





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volumes, increased depreciation and increased operating expenses associated with acquisitions and growth initiatives. Selling, general and administrative expenses increased $31 million, or 52 percent, due primarily to propane business acquisitions and the expenses associated with expansion of business growth platforms.

         Operating profit of $64.4 million in 1997 includes $70.6 million from energy trading and price-risk management activities and a $6.2 million operating loss from the propane marketing business. Operating profit of $110.6 million in 1996 includes $66.4 million from energy trading and price-risk management activities and $44.2 million from the propane marketing business. The $4.2 million, or 6 percent, increase in operating profit from energy trading and price-risk management activities is due primarily to the $16 million increase in net revenues and a $6.3 million recovery of an account previously written off, largely offset by the expenses associated with expansion of business growth platforms. The $50.4 million decrease in operating profit from propane marketing business results from increased operating expenses and selling, general and administrative expenses associated with acquisitions and market expansion programs.

         EXPLORATION & PRODUCTION'S revenues increased $47.7 million, or 58 percent, due primarily to higher average natural gas sales prices for company-owned production and from the marketing of Williams Coal Seam Gas Royalty Trust (Royalty Trust) natural gas, and a 21 percent increase in company-owned production volumes.

         Costs and operating expenses increased $23 million, or 32 percent, due primarily to higher Royalty Trust natural gas purchase prices, increased production activities and higher dry hole costs.

         Operating profit increased $27.5 million, from $2.8 million in 1996, due primarily to the increase in average natural gas prices and company-owned production volumes, partially offset by higher expenses associated with increased activity levels.

         MIDSTREAM GAS & LIQUIDS' revenues of $1.4 billion in 1997 include $602.6 million from gathering and processing activities and $750.6 million from the Mid-America pipeline natural gas liquids transportation activities. Revenues of $1.2 billion in 1996 include $494.8 million from gathering and processing activities and $716.4 million from the Mid-America pipeline natural gas liquids transportation activities. The $107.8 million, or 22 percent increase in revenue from gathering and processing activities is due primarily to higher natural gas liquids sales of $44 million, the receipt of $8 million of business interruption insurance proceeds related to a 1996 claim and higher gathering, processing and condensate revenues of $40 million, $5 million and $11 million, respectively. Natural gas liquids sales associated with gathering and processing activities increased due to a 37 percent increase in volumes, slightly offset by lower average sales prices. Gathering revenues increased as a result of a 16 percent increase in volumes following the transfer of Williams Gas Pipelines Central (formerly Williams Natural Gas, a wholly-owned subsidiary of Williams Holdings' parent) gathering assets to Midstream Gas & Liquids in the last half of 1996. The $34.2 million, or 5 percent, increase in revenues from natural gas liquids transportation activities results from a $40 million increase in production sales






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partially offset by a $10 million decrease related to the January 1997 sale of the West Panhandle operations. The product sales increase includes $53 million related to a full year of Canadian operations in 1997 as compared to four months in 1996 and increased product sales volumes, partially offset by significantly lower natural gas liquids sales prices.

         Costs and operating expenses increased $145 million, or 17 percent. Transportation costs related to the Mid-America pipeline remained flat while costs and operating expenses for other operations increased due primarily to higher fuel and replacement gas purchases, the $52 million impact of a full year of Canadian operations in 1997 as compared to four months in 1996, $12 million related to other product sales volume increases, and costs and expenses associated with the gathering assets transferred to Midstream Gas & Liquids from Williams Gas Pipelines Central, slightly offset by the $13 million impact of the sale of the West Panhandle operations.

         Other (income) expense--net for 1996 includes a $20 million gain from the property insurance coverage associated with construction of replacement gathering facilities and $6 million of gains from the sale of two small gathering systems, partially offset by $5 million of environmental remediation accruals.

         Operating profit of $269.1 million in 1997 includes $151.5 million from gathering and processing activities and $117.6 million from natural gas liquids transportation activities. Operating profit of $296.5 million in 1996 includes $159.4 million from gathering and processing activities and $137.1 million from natural gas liquids transportation activities. The $7.9 million, or 5 percent decrease in operating profit from gathering and processing activities is due primarily to the $12 million net lower impact of insurance recoveries between 1997 and 1996, $30 million from lower per-unit liquids margins, and higher gathering fuel and replacement gas purchases, significantly offset by $24 million from higher natural gas liquids volumes, the transfer of Williams Gas Pipelines Central gathering assets to Midstream Gas & Liquids and a 7 percent increase in processing volumes. Operating profit from natural gas liquids transportation activities decreased $19.5 million, or 14 percent, due primarily to the sale of the West Panhandle operations and an additional $5 million litigation accrual in 1997.

         PETROLEUM SERVICES' revenues of $3.3 billion in 1997 include $2.8 billion from petroleum refining and marketing operations and, $548.7 million from transportation activities and ethanol sales. Revenues of $2.8 billion in 1996 include $2.3 billion from petroleum refining and marketing operations and $493.3 million from transportation activities and ethanol sales. Revenues from petroleum refining and marketing operations increased $536.1 million, or 24 percent, due primarily to $493 million higher refining revenues, $18 million higher retail sales revenues and $25 million from new energy information management operations. Refining revenues increased mainly due to 49 percent higher sales volumes at the Memphis refinery, mainly from increased purchases of refined products. This increase reflects increased demand for petroleum products, aggressive marketing in the Memphis and Ohio River Valley areas and the inclusion of Texas Oil operations, which prior to July 1997 were unconsolidated. The retail sales increase reflects increased gasoline and merchandise sales following the EZ-Serve convenience stores acquisition, partially offset by decreased diesel sales. The $55.4 million, or 11 percent, increase in revenues





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from transportation activities and ethanol sales is due primarily to a $24 million increase in product sales from transportation activities and a $27 million increase in ethanol sales. Ethanol sales increased as a result of 22 percent higher sales volumes, partially offset by lower average ethanol sales prices. Ethanol production was reduced during the second half of 1996 due to unfavorable market conditions. Pipeline shipments and average rates were comparable to 1996.

         Costs and operating expenses increased $558 million, or 22 percent, due primarily to a $437 million increase in crude oil and refined product purchases by the refineries, $33 million associated with the new energy information management operations, $23 million increase in product purchases related to transportation activities, higher operating expenses associated with increased refinery throughput and maintenance activity, increased ethanol production and the impact of the EZ-Serve acquisition.

         Operating profit of $196.7 million in 1997 includes $108.6 million from petroleum refining and marketing operations, $97 million from transportation activities and ethanol sales and an $8.9 million operating loss associated with the new information management operations. Operating profit of $169.9 million in 1996 includes $94.2 million from petroleum refining and marketing operations and $75.7 million from transportation activities and ethanol sales. Operating profit from petroleum refining and marketing operations increased $14.4 million, or 15 percent, reflecting a $33 million increase from refining operations, partially offset by a decrease of $18 million from retail operations. The petroleum refining increase is due primarily to higher per-unit margins on processed barrels sold and increased refined products sales volumes, partially offset by higher selling, general and administrative expenses. The $18 million decrease in retail operations reflects the additional costs associated with the implementation of strategic growth initiatives and lower per-unit margins on gasoline sales. Operating profit from transportation activities and ethanol sales increased $21.3 million, or 28 percent, due primarily to increased ethanol sales volumes and per-unit margins.

         COMMUNICATIONS' revenues increased $734 million, or 103 percent, due primarily to acquisitions which contributed revenues of approximately $650 million, including $536 million from the acquisition of the customer-premise equipment sales and services operations of Northern Telecom (Nortel). Additionally, increased business activity resulted in a $119 million revenue increase in new system sales, partially offset by a $46 million decrease in system modification revenues. The number of ports in service at December 31, 1997, more than doubled as compared to December 31, 1996, due primarily to the Nortel acquisition. Fiber billable minutes from occasional service increased 47 percent. Dedicated service voice-grade equivalent miles at December 31, 1997, increased 26 percent as compared with December 31, 1996.

         Costs and operating expenses increased $550 million, or 102 percent, due primarily to acquired operations, the overall increase in business activity, higher expenses for developing advanced network applications and increased depreciation associated with added capacity. Selling, general and administrative expenses increased $198 million, or 121 percent, due primarily to acquired operations, the overall increase in business activity, higher expenses for developing advanced network applications and expanding the infrastructure of this business for future growth.






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         Other (income) expense--net includes $49.8 million of charges in 1997 related to the decision to sell the learning content business, and the write-down of assets and the development expenses associated with certain advanced applications.

         Operating profit decreased $62.3 million from a $6.6 million operating profit in 1996 to a $55.7 million operating loss in 1997, due primarily to the other expense charges of $49.8 million and the expense of developing infrastructure while integrating the most recent acquisitions, partially offset by improved operating profit from Communications Solutions including the impact of the Nortel acquisition.

         GENERAL CORPORATE EXPENSES increased $20.5 million, or 41 percent, due primarily to higher employee compensation expense, $10 million of costs related to the MAPCO acquisition, and a higher cost allocation percentage from Williams resulting from the combination of customer-premise equipment sales and service operations with Nortel and an increased level of other operations. Interest accrued increased $38.6 million, or 41 percent, due primarily to higher borrowing levels including increased borrowing under the $1 billion bank-credit facility and commercial paper program, partially offset by a lower average interest rate. The lower average interest rate reflects lower rates on new 1997 borrowings as compared to previously outstanding borrowings. Interest capitalized increased $14.5 million, from $4.8 million in 1996, due primarily to capital expenditures for the Discovery pipeline project and Communications' fiber-optic network. Investing income increased $8.4 million, or 19 percent, due primarily to interest earned on increased advances to Williams. For information concerning the $44.5 million 1997 gain on sale of interest in subsidiary, see
Note 2 of Notes to Supplemental Consolidated Financial Statements (Note). The $66 million 1997 gain on sales/exchange of assets--net results from the sale of an interest in the liquids and condensate in the West Panhandle field. The $36.5 million 1996 gain on sales/exchange of assets--net results from the sale of the fertilizer and Iowa propane assets and the sale of certain communication rights (see Note 5). The $18.2 million minority interest in income of consolidated subsidiaries in 1997 is related primarily to the 30 percent interest held by Williams Communications Solutions, LCC's minority shareholder (see Note 2). The $20.9 million unfavorable change in other income (expense)--net in 1997 is due primarily to $9 million of costs associated with Williams Holdings' sales of receivables program started in 1997, and the effects of gains realized on the sale of corporate aircraft in 1996 and $5 million of reserve reversals in 1996.

         The provision for income taxes on continuing operations decreased $16.6 million, or 10 percent. The effective income tax rate in 1997 is less than the federal statutory rate due primarily to the effect of the non-taxable gain recognized in 1997 (see Note 2) and income tax credits from coal-seam gas production, partially offset by the effects of state income taxes. The effective tax rate in 1996 is less than the federal statutory rate due primarily to income tax credits from research activities and coal-seam gas production, partially offset by the effects of state income taxes. In addition, the 1996 tax provision includes recognition of favorable state income tax adjustments of $6 million.

         On September 10, 1996, Williams Holdings sold substantially all of the net assets of the MAPCO coal business to Alliance Coal Corporation for $236 million in cash. The sale yielded losses in 1997 and 1996 which are reported as discontinued operations along with the operating results for 1996 (see Note 3).



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         The 1997 extraordinary loss results from the early extinguishment of debt (see Note 7).

   1996 vs. 1995

         ENERGY MARKETING & TRADING'S revenues of $690.6 million in 1996 include $429.5 million from propane marketing operations and $261.1 million from energy trading and price-risk management activities. Revenues of $491.8 million in 1995 include $338.3 million from propane marketing operations and $153.5 million from energy trading and price-risk management activities. Revenues from propane marketing operations increased $91.2 million, or 27 percent, due primarily to a 14 percent increase in retail propane sales volumes resulting from colder weather and $54 million related to higher average retail, wholesale and spot sales prices, partially offset by the $34 million impact from the sale of certain propane and liquid fertilizer assets in March 1996. The $107.6 million, or 70 percent, increase in revenues from energy trading and price-risk management activities is due primarily to higher natural gas and gas liquids marketing revenues, price-risk management revenues and petroleum product marketing revenues of $77 million, $24 million and $18 million, respectively, partially offset by lower contract origination revenues of $10 million. Natural gas and gas liquids marketing revenues increased due to higher marketing volumes and prices. In addition, net physical trading revenues increased $3 million, due to a 19 percent increase in natural gas physical trading volumes from 754 TBtu to 896 TBtu, largely offset by lower physical trading margins.

         Costs and operating expenses increased $157 million, or 43 percent, due primarily to higher natural gas and propane purchase volumes and prices.

         Operating profit of $110.6 million in 1996 includes $66.4 million from energy trading and price-risk management activities and $44.2 million from propane marketing operations. Operating profit of $68.4 million in 1995 includes $33.2 million from energy trading and price-risk management activities and $35.2 million from propane marketing operations. The $33.2 million, or 100 percent, increase in operating profit from energy trading and price-risk management activities is due primarily to higher price-risk management revenues, a reduction of development costs associated with its information products business and increased natural gas marketing volumes. Partially offsetting were higher selling, general and administrative expenses and lower contract origination revenues resulting from the impact of profits realized from certain long-term natural gas supply obligations in 1995. Operating profit from propane marketing operations increased $9 million, or 26 percent, due primarily to increased propane volumes and higher wholesale propane margins, partially offset by the $5 million impact of the sale of certain propane and liquid fertilizer assets.

         EXPLORATION & PRODUCTION'S revenues increased $19.5 million, or 31 percent, due primarily to higher revenues from the marketing of production from the Royalty Trust and increased production revenues of $9 million and $8 million, respectively. The increase in marketing revenues reflects both increased volumes and higher average gas prices. The increase in production revenues reflects higher average gas prices.

         Costs and operating expenses increased $18 million due primarily to higher Royalty Trust natural gas purchase costs. Other (income) expense--net in 1995 includes an $8 million loss accrual for a future minimum price natural gas commitment.



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         Operating profit increased $8.7 million to $2.8 million in 1996 due primarily to the effect of the $8 million 1995 loss accrual.

         MIDSTREAM GAS & LIQUIDS' revenues of $1.2 billion in 1996 include $494.8 million from gathering and processing activities and $716.4 million from the Mid-America pipeline natural gas liquids transportation activities. Revenues of $917.8 million in 1995 include $367.9 million from gathering and processing activities and $549.9 million from the Mid-America pipeline natural gas liquids transportation activities. Revenues from gathering and processing activities increased $126.9 million, or 34 percent, due primarily to higher natural gas liquids sales revenues of $64 million combined with higher gathering and processing revenues of $46 million and $13 million, respectively. Natural gas liquids sales associated with gathering and processing activities increased due to a 36 percent increase in sales volumes combined with higher average prices. Gathering and processing volumes increased 18 percent and 19 percent, respectively. The $166.5 million, or 30 percent, increase in revenues from the natural gas liquids transportation business resulted from higher product sales and transportation revenues of $130 million and $42 million, respectively. The product sales revenue increase resulted mainly from a 36 percent increase in average prices. The transportation revenue increase resulted mainly from increased pipeline shipments reflecting the impact of an expansion project completed in early 1996.

         Costs and operating expenses increased $227 million, or 35 percent. Of this increase, $128 million is related to the natural gas liquids transportation activities and is due primarily to higher product purchase costs resulting from higher prices and increased costs associated with the increased shipments. The remaining $99 million increase is in the gathering and processing business and relates to higher fuel and replacement gas purchases, expanded facilities and increased operations.

         Other (income) expense--net for 1996 includes a $20 million gain from the property insurance coverage associated with construction of replacement gathering facilities and $6 million of gains from the sale of two small gathering systems, partially offset by $5 million of environmental remediation accruals. Other (income) expense--net for 1995 includes $20 million in operating profit from a favorable resolution of contingency issues involving previously regulated gathering and processing assets.

         Operating profit of $296.5 million in 1996 includes $159.4 million from gathering and processing activities and $137.1 million from natural gas liquids transportation activities. Operating profit of $247.6 million in 1995 includes $143.4 million from gathering and processing activities and $104.2 million from natural gas liquids transportation activities. The $16 million, or 11 percent, increase in operating profit from gathering and processing activities is due primarily to higher natural gas liquids margins and increased gathering and processing activities. Operating profit from gathering and processing activities was favorably impacted in both 1996 and 1995 by approximately $20 million of other income. The $32.9 million, or 32 percent, increase in operating profit from the natural gas liquids transportation business is due primarily to increased pipeline shipments.




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         PETROLEUM SERVICES' revenues of $2.8 billion in 1996 include $2.3 billion from petroleum refining and marketing operations and $493.3 million from transportation activities and ethanol sales. Revenues of $2.3 billion in 1995 include $2 billion from petroleum refining and marketing operations and $328.1 million from transportation activities and ethanol sales. Revenues from petroleum refining and marketing operations increased $260.2 million, or 13 percent, due primarily to $176 million higher refining revenues and $84 million higher retail sales revenues. Refining revenues increased mainly due to a 20 percent increase in volumes sold, partially offset by a 4 percent decrease in average refined product sales prices. Production volumes at the Memphis refinery were favorably impacted in 1996 by capital improvements made during the major turnaround in 1995 and unfavorably impacted in 1995 because of the 4-week turnaround shut-down. Retail sales revenues was favorably impacted $56 million from higher average refined product pump prices, $12 million related to increased refined product volumes and $16 million from increased merchandise sales volumes. Revenues from transportation activities and ethanol sales increased $165.2 million, or 50 percent, due primarily to a $133 million increase in ethanol sales, a 10 percent increase in shipments, and a $14 million increase in product sales from transportation activities. Ethanol revenues increased following the August 1995 acquisition of Pekin Energy and the fourth-quarter 1995 completion of the Aurora plant. Shipments increased as a result of new business and the 1995 impacts of unfavorable weather conditions and a fire at a truck-loading rack. Average length of haul and transportation rate per barrel were slightly below 1995 due primarily to shorter haul movements.

         Costs and operating expenses increased $360 million, or 17 percent, due primarily to $209 million higher crude and refined product purchases and $144 million associated with the full year of ethanol production activities. The increase in product purchases is due to increased volumes, partially offset by lower average prices.

         Operating profit of $169.9 million in 1996 includes $94.2 million from petroleum refining and marketing operations and $75.7 million from transportation activities and ethanol sales. Operating profit of $117.4 million in 1995 includes $48.2 million from petroleum refining and marketing operations and $69.2 million from transportation activities and ethanol sales. The $46 million, or 95 percent, increase in operating profit from petroleum refining and marketing operations is due primarily to increased refinery production levels, higher per-unit margins at the Memphis refinery, and $12 million from increased merchandise margins and volumes. The $6.5 million, or 9 percent, increase in operating profit from transportation activities and ethanol sales is due primarily to increased shipments, partially offset by lower ethanol margins and production levels as a result of record high corn prices.

         COMMUNICATIONS' revenues increased $172.4 million, or 32 percent, due primarily to the 1996 acquisitions which contributed revenues of $95 million. Additionally, increased business activity resulted in a $36 million revenue increase in new systems sales and a $16 million increase in digital fiber television services. The number of ports in service at December 31, 1996, increased 8 percent, and billable minutes from occasional service increased 16 percent. Dedicated service voice-grade equivalent miles at December 31, 1996, decreased 6 percent as compared with December 31, 1995, which in part reflects a shift to occasional service.





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         Costs and operating expenses increased $126 million, or 31 percent, and selling, general and administrative expenses increased $63 million, or 62 percent, due primarily to the overall increase in business activity and higher expenses for developing additional products and services, including the cost of integrating the most recent acquisitions.

         Operating profit decreased $18.4 million, or 74 percent, due primarily to the expenses of developing additional products and services along with integrating the most recent acquisitions.

         GENERAL CORPORATE EXPENSES increased $13.3 million, or 36 percent, due primarily to increased employee compensation expense and a higher cost allocation percentage from Williams resulting from an increased level of operations. Interest accrued decreased $7.1 million, or 7 percent, due primarily to Williams' May 1, 1995, assumption of approximately $770 million of Transco Energy's outstanding debt previously assumed by Williams Holdings as a result of the Transco energy acquisition, substantially offset by higher Williams Holdings' borrowing levels. Interest capitalized decreased $6.7 million, or 58 percent, due primarily to lower capital expenditures for gathering and processing facilities. Investing income decreased $33.1 million, or 43 percent, due primarily to lower interest earned on decreased advances to Williams and the effects of a $15 million dividend in 1995 from Texasgulf Inc. (sold in 1995), and $5 million of dividends in 1995 on Williams common stock held by Williams Holdings (see Note 4). The 1996 gain on sales/exchange of assets -- net results from the sale of the fertilizer and Iowa propane assets and the sale of certain communication rights (see Note 5). The 1995 gain on sales/exchange of assets -- net includes a $12.6 million pre-tax loss on the sale of the 15 percent interest in Texasgulf Inc., a $25.4 million pre-tax gain recognized as a result of the exchange of Williams common stock for Williams convertible debentures and warrants to purchase Williams common stock, and a $10.8 million pre-tax gain from the sale of Williams Holdings' remaining investment in Williams common stock (see Notes 4 and 5). The 1995 write-off of project costs results from the cancellation of an underground coal gasification project in Wyoming (see Note
5). Other income (expense)--net in 1996 includes gains realized on the sale of corporate aircraft, and $5 million of reserve reversals, substantially offset by expenses of international activities. Other income (expense)--net in 1995 includes approximately $5 million of dividends from Transco Energy's preferred and minority interest common stockholders and $4 million related to the wind down of Transco Energy's corporate activities.

         The $74.4 million, or 77 percent, increase in the provision for income taxes is primarily a result of higher pre-tax income and a higher effective income tax rate. The lower effective income tax rate in 1995 is the result of the $29.8 million of previously unrecognized tax benefits realized as a result of the sale of Texasgulf Inc. (see Note 6). The effective income tax rate in 1996 is less than the federal statutory rate due primarily to income tax credits from research activities and coal-seam gas production, partially offset by the effects of state income taxes. In addition, 1996 includes recognition of favorable state income tax adjustments of $6 million related to 1995. The effective income tax rate in 1995 is less than the federal statutory rate due primarily to the previously unrecognized tax benefits related to the sale of Texasgulf Inc. (see Note 6) and income tax credits from coal-seam gas production, partially offset by the effects of state income taxes.




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         On September 10, 1996, Williams sold substantially all of the net assets of the MAPCO coal business to Alliance Coal Corporation for $236 million in cash. The sale yielded a loss in 1996 which is reported as discontinued operations along with the operating results for 1996 and 1995 (see Note 3). On January 5, 1995, Williams sold its network services operations to LDDS Communications, Inc. for $2.5 billion in cash. The sale yielded an after-tax gain of approximately $1 billion, which is reported as income from discontinued operations (see Note 3).

FINANCIAL CONDITION AND LIQUIDITY

Liquidity

         Williams Holdings considers its liquidity to come from two sources: internal liquidity, consisting of available cash investments, and external liquidity, consisting of borrowing capacity from available bank-credit facilities and its commercial paper program, which can be utilized without limitation under existing loan covenants. In July 1997, Williams entered into a new $1 billion bank-credit facility, replacing its previous bank-credit facility. Under the new agreement, Williams Holdings has access to the entire $1 billion facility, subject to borrowing by other affiliated companies. Previously, Williams Holdings had access to $700 million under the facility. At December 31, 1997, Williams Holdings had access to $165 million of liquidity including $132 million available under the $1 billion bank-credit facility. This compares to $290 million at December 31, 1996, and $563 million at December 31, 1995.

         During 1997, Williams Holdings entered into a commercial paper program backed by $650 million of new short-term bank-credit facilities. At December 31, 1997, $645 million of commercial paper was outstanding under the program. In March 1998, Williams Holdings' commercial paper program was increased to $1 billion.

         In addition, Williams Holdings and its subsidiaries had net amounts receivable from Williams totaling $231 million at December 31, 1997, excluding parent company debentures with a face value of $360 million (see Note 4), compared to $124 million at December 31, 1996, and $151 million at December 31, 1995. The increase in amounts receivable from Williams at December 31, 1997 from December 31, 1996, reflects additional advances to the parent under Williams' cash-management system, primarily due to proceeds from Williams Holdings' commercial paper program.

         Williams Holdings believes its parent can meet its cash needs. Williams has access to $166 million of liquidity at December 31, 1997, including $132 million available under its $1 billion bank-credit facility previously discussed, as compared to liquidity of $630 million and $669 million at December 31, 1996 and 1995, respectively. The decrease at December 31, 1997, was temporary because it was due in part to additional borrowings under the bank-credit facility to provide interim financing related to Williams' debt restructuring program which began in September 1997. During the first quarter of 1998, Williams issued approximately $1.5 billion additional debt securities pursuant to the restructuring program and repaid a significant portion of the $1 billion bank-credit facility, thus increasing its liquidity available to meet cash needs.




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         In January 1997, MAPCO filed a $500 million shelf registration with the
Securities and Exchange Commission and subsequently issued $200 million of medium and long-term notes. In April 1997, Williams Holdings filed a $350 million registration statement with Securities and Exchange Commission and subsequently issued $180 million of medium-term notes. In September 1997, Williams Holdings filed an additional registration statement to increase its total shelf financing availability to $820 million. Williams Holdings also uses short-term uncommitted bank lines to manage liquidity. Williams Holdings believes any additional financing arrangements can be obtained on reasonable terms if required.

         Williams Holdings had a net working-capital deficit of $352 million at December 31, 1997, compared with working capital of $297 million at December 31, 1996. The decrease in the working-capital at December 31, 1997, as compared to prior year-end is primarily a result of short-term borrowings under the commercial paper program. Williams Holdings manages its borrowings to keep cash and cash equivalents at a minimum and has relied on bank-credit facilities to provide flexibility for its cash needs.

         During 1998, Williams Holdings expects to finance capital expenditures, investments and working-capital requirements through cash generated from operations, the use of the available portion of the $1 billion bank-credit facility and commercial paper, short-term uncommitted bank lines, advances from its parent or debt offerings.

Operating Activities

         Cash provided by continuing operating activities was: 1997--$560 million; 1996--$390 million; and 1995--$244 million. The increase in cash provided by operating activities in 1997 includes $200 million of proceeds from the sales of receivables program begun in 1997. The increase in receivables, inventories, and accounts payable is due primarily to the combination of customer-premise equipment sales and service operations with Nortel and increased trading activities by Energy Marketing & Trading. Cash provided by discontinued operations was: 1996--$22 million; and 1995--$64 million.

Financing Activities

         Net cash provided (used) by financing activities was 1997--$575 million; 1996--$265 million; and 1995--($1.4) billion. Long-term debt proceeds, net of principal payments, were $122 million during 1997, and notes payable proceeds, net of notes payable payments, were $542 million during 1997. The increase in notes payable at December 31, 1997, reflects borrowings under the new commercial paper program. Long-term debt proceeds, net of principal payments, were $573 million during 1996. The increase in net new borrowings during 1997 and 1996 was primarily to fund capital expenditures, investments, and acquisition of businesses. Long-term debt principal payments, net of debt proceeds, were $248 million during 1995.

         Long-term debt at December 31, 1997, was $1.5 billion compared to $1.4 billion at December 31, 1996, and $1 billion at December 31, 1995. At December 31, 1997 and 1996, $162 million and $129 million, respectively, in current debt obligations have been classified as non-current obligations based on Williams Holdings' intent and ability to refinance on a long-term basis. The

1996 increase in long-term debt is due primarily to $350 million in additional borrowings under the bank-credit facility and the issuance of $250 million of debentures in 1996, partially offset by a reduction in MAPCO's variable rate borrowings. The long-term debt to debt-plus-equity ratio was 30.2 percent at December 31, 1997, compared to 31.1 percent and 26.4 percent at December 31, 1996 and 1995, respectively. If short-term notes payable and long-term debt due within one year are included in the calculations, these ratios would be 39.5 percent, 31.8 percent and 27.1 percent, respectively. The increases in these ratios reflect the increases in borrowing levels during 1997 and 1996.

         Williams Holdings paid cash dividends to Williams of $114 million, $148 million and $1.1 billion in 1997, 1996 and 1995, respectively, and received cash capital contributions from Williams of $10 million, $2 million, and $792 million in 1997, 1996 and 1995, respectively. The 1995 dividends were paid primarily from the proceeds from the sale of the network services operations. The 1995 capital contributions were made in connection with the merger of Transco Energy and were used to retire and/or terminate various Transco Energy borrowings, preferred stock and interest-rate swaps.

Investing Activities

         Net cash provided (used) by investing activities was: 1997--($1.2) billion; 1996--($590) million; and 1995--$1.1 billion. Capital expenditures in all years include the expansion and modernization of gathering and processing facilities and refineries. Capital expenditures in 1997 also include Communications' fiber-optic network, and capital expenditures in 1995 also include expansion of the natural gas liquids pipeline. Budgeted capital expenditures and investments for 1998 are approximately $2.3 billion, primarily to expand gathering and processing facilities, refineries and the fiber-optic network.

         On April 30, 1997, Williams Holdings and Northern Telecom (Nortel) combined their customer-premise equipment sales and services operations into a limited liability company, Williams Communications Solutions, LLC (LLC). In addition, Williams Holdings paid $68 million to Nortel. Williams Holdings has accounted for its 70 percent interest in the operations that Nortel contributed to the LLC as a purchase business combination. Williams Holdings recorded the 30 percent reduction in its operations contributed to the LLC as a sale to the minority shareholder of the LLC (see Note 2). During 1997, Williams Holdings also purchased a 20 percent interest in a foreign telecommunications business for $65 million in cash and made a $59 million cash investment in the 50 percent owned Discovery pipeline project. During 1996, Williams Holdings acquired various communications technology businesses totaling $165 million in cash. During 1995, in addition to the Transco Energy acquisition (see Note 2), Williams Holdings acquired the Gas Company of New Mexico's natural gas gathering and processing assets in the San Juan and Permian basins for $154 million and Pekin Energy Co., the nation's second largest ethanol producer, for $167 million in cash. During 1995, Williams Holdings also purchased the BOk Tower, an approximate 1.1 million square foot commercial office building located in Tulsa, Oklahoma. The building serves as headquarters for Williams and its subsidiaries, including Williams Holdings. In connection with the $60 million purchase, Williams Holdings assumed intercompany debt payable to its parent of an equal amount.

         During 1997, Williams Holdings received proceeds of $66 million from the sale of interests in the West Panhandle field. During 1996, Williams Holdings received proceeds of $236 million from the sale of its MAPCO coal operations (see Note 3) and proceeds of $43 million from the sale of the Iowa propane and liquid fertilizer assets. During 1995, Williams Holdings received proceeds of $2.5 billion from the sale of its network services operations (see
Note 3), $124 million from the sale of its 15 percent interest in Texasgulf Inc. and $46 million from the sale of its remaining investment in Williams common stock (see Note 4).

NEW ACCOUNTING STANDARDS

         See Note 1 for the effects of Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits."

EFFECTS OF INFLATION

         Williams Holdings' cost increases in recent years have benefitted from relatively low inflation rates during that time. Approximately 59 percent of Williams Holdings' property, plant and equipment was acquired or constructed during the last seven years, a period of relatively low inflation. Within Williams Energy, operating costs are influenced to a greater extent by specific price changes in oil and gas and related commodities than by changes in general inflation. Crude, refined product and natural gas liquids prices are particularly sensitive to OPEC production levels and/or the market perceptions concerning the supply and demand balance in the near future. See Note 14 for additional information concerning the impact of commodity price risk.

ENVIRONMENTAL

         Williams Holdings is a participant in certain environmental activities in various stages involving assessment studies, cleanup operations and/or remedial processes. The sites are being monitored by Williams Holdings, other potentially responsible parties, the U.S. Environmental Protection Agency (EPA), or other governmental authorities in a coordinated effort. In addition, Williams Holdings maintains an active monitoring program for its continued remediation and cleanup of certain sites connected with its refined products pipeline activities. Williams Holdings has both joint and several liability in some of these activities and sole responsibility in others. Current estimates of the most likely costs of such cleanup activities, after payments by other parties, are approximately $43 million, all of which is accrued at December 31, 1997. Williams Holdings expects to seek recovery of approximately $13 million of accrued costs from states in accordance with laws permitting reimbursement of certain expenses associated with underground storage tank containment problems and repairs. Williams Holdings will fund these costs from operations and/or available bank-credit facilities. The actual costs incurred will depend on the final amount, type and extent of contamination discovered at these sites, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.

YEAR 2000 COMPLIANCE

         Williams and its wholly-owned subsidiaries, which includes Williams Holdings, has initiated an enterprisewide project to address the year 2000 compliance issue for all technology hardware and software, external interfaces with customers and suppliers, operations process control, automation and instrumentation systems, and facility items. The assessment phase of this project as it relates to one of Williams Holdings' subsidiaries, MAPCO, has been completed. The assessment phase as it relates to traditional information technology areas for other than MAPCO should be substantially complete by the end of the first quarter of 1998. Completion of the assessment phase for non-traditional information technology areas for other than MAPCO is expected in mid- 1998. Necessary conversion and replacement activities will begin in 1998 and continue through mid-1999. Testing of systems has begun and will continue throughout the process. Williams Holdings has initiated a formal communications process with other companies with which Williams Holdings' systems interface or rely on to determine the extent to which those companies are addressing their year 2000 compliance, and where necessary, Williams Holdings will be working with those companies to mitigate any material adverse effect on Williams Holdings.

         Williams Holdings expects to utilize both internal and external resources to complete this process. Existing resources will be redeployed and previously planned system replacements will be accelerated during this time. For example, implementation of previously planned financial and human resources systems is currently in process. These systems will address the year 2000 compliance issues in certain areas. In addition, MAPCO has replaced or is replacing six major applications. Costs incurred for new software and hardware purchases will be capitalized and other costs will be expensed as incurred.

         While the total cost of Williams Holdings' enterprisewide project is still being evaluated, Williams Holdings estimates that total projected costs for MAPCO to be expensed are approximately $10 million and to be capitalized are approximately $65 million of which $27 million has already been incurred and capitalized. In addition, Williams Holdings estimates that external costs, excluding previously planned system replacements, necessary to complete the project within the schedule described will total at least $10 million. Williams Holdings will update this estimate as additional information becomes available. The costs of the project and the completion dates are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party year 2000 compliance modification plans and other factors. There can be no guarantee that these estimates will be achieved and actual results could differ materially from these estimates.

FORWARD-LOOKING INFORMATION

         Certain matters discussed in this report, excluding historical information, include forward-looking statements. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. Such statements are made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

         As required by such Act, the Company hereby identifies the following important factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted by the Company in forward-looking statements: (i) risks and uncertainties impacting the Company as a whole relate to changes in general economic conditions in the United States; the availability and cost of capital; changes in laws and regulations to which the Company is subject, including tax, environmental and employment laws and regulations; the cost and effects of legal and administrative claims and proceedings against the Company or its subsidiaries or which may be brought against the Company or its subsidiaries; conditions of the capital markets utilized by the Company to access capital to finance operations; the timing of the implementation of changes in operations to effect cost savings; completion of capital projects within cost and timing plans; the capacity of constructed or acquired assets to function as designed or expected; and, to the extent the Company increases its investments and activities abroad, such investments and activities will be subject to foreign economies, laws, and regulations; (ii) for the Company's regulated businesses, risks and uncertainties primarily relate to the impact of future federal and state regulations of business activities, including allowed rates of return and the resolution of other matters discussed herein; and (iii) risks and uncertainties associated with the Company's unregulated businesses primarily relate to energy prices and the ability of such entities to develop expanded markets and product offerings as well as their ability to maintain existing markets. It is also possible that certain aspects of the Company's businesses that are currently unregulated may be subject to both federal and state regulation in the future. In addition, future utilization of pipeline capacity will depend on energy prices, competition from other pipelines and alternate fuels, the general level of natural gas, natural gas liquids, and petroleum product demand and weather conditions, among other things. Weather conditions also directly impact the Company's retail propane business. Price differentials between crude oil and refined products as well as the number of crude barrels processed directly affect results of the Company's refinery businesses. Further, the wholesale cost of motor fuels impacts the Company's retail petroleum operations, and prices for natural gas and natural gas liquids, which directly impact transportation and gathering and processing throughput and operating profit, may fluctuate in unpredictable ways as may corn prices, which directly affect the Company's ethanol business. Factors impacting future results of the Company's communications business include successful completion of its network build, technological developments, high levels of competition, lack of customer diversification, and general uncertainties of governmental regulation.

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors
Williams Holdings of Delaware, Inc.


We have audited the supplemental consolidated balance sheet of Williams Holdings of Delaware, Inc. (formed as a result of the consolidation of Williams Holdings of Delaware, Inc. and MAPCO Inc.) as of December 31, 1997 and 1996 and the related supplemental consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Williams Holdings of Delaware, Inc. and MAPCO Inc. on March 28, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Williams Holdings of Delaware, Inc. Our responsiblity is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of MAPCO Inc. which statements reflect total assets constituting 26% and 30% for 1997 and 1996, respectively, of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 33%, 30% and 6% of the related supplemental consolidated financial statement totals for the years ended December 31, 1997, 1996 and 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for MAPCO Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Holdings of Delaware, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of MAPCO Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                                       ERNST & YOUNG LLP


Tulsa, Oklahoma
April 3, 1998

                       WILLIAMS HOLDINGS OF DELAWARE, INC.
                  SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME

(Millions)                                                         Years Ended December 31,
                                                          ------------------------------------------
                                                              1997            1996            1995
                                                          ----------      ----------      ----------
Revenues (Note 15):
   Energy Services:
      Energy Marketing & Trading                          $    549.2      $    690.6      $    491.8
      Exploration & Production                                 130.1            82.4            62.9
      Midstream Gas & Liquids                                1,353.2         1,211.2           917.8
      Petroleum Services*                                    3,346.0         2,754.5         2,329.1
   Communications (Note 2)                                   1,445.3           711.3           538.9
   Other                                                        38.4            48.0            17.4
   Intercompany eliminations (Note 16)                        (349.3)         (345.0)         (204.6)
                                                          ----------      ----------      ----------

        Total revenues                                       6,512.9         5,153.0         4,153.3
                                                          ----------      ----------      ----------

Profit-center costs and expenses (Note 15):
   Costs and operating expenses*                             5,381.2         4,240.6         3,454.4
   Selling, general and administrative expenses                577.0           344.0           268.7
   Other (income) expense--net (Note 5)                         41.6           (19.3)          (20.9)
                                                          ----------      ----------      ----------

         Total profit-center costs and expenses              5,999.8         4,565.3         3,702.2
                                                          ----------      ----------      ----------

Operating profit:
   Energy Services:
       Energy Marketing & Trading                               64.4           110.6            68.4
       Exploration & Production                                 30.3             2.8            (5.9)
       Midstream Gas & Liquids                                 269.1           296.5           247.6
       Petroleum Services                                      196.7           169.9           117.4
   Communications (Notes 2 and 5)                              (55.7)            6.6            25.0
   Other                                                         8.3             1.3            (1.4)
                                                          ----------      ----------      ----------

         Total operating profit                                513.1           587.7           451.1

General corporate expenses (Note 15)                           (70.4)          (49.9)          (36.6)
Interest accrued (Note 15)                                    (132.1)          (93.5)         (100.6)
Interest capitalized                                            19.3             4.8            11.5
Investing income (Notes 4 and 15)                               51.9            43.5            76.6
Gain on sale of interest in subsidiary (Note 2)                 44.5              --              --
Gain on sales/exchange of assets--net (Notes 4 and 5)           66.0            36.5            23.6
Write-off of project costs (Note 5)                               --              --           (41.4)
Minority interest in income of consolidated
   subsidiaries (Note 2)                                       (18.2)           (1.4)           (2.1)
Other income (expense)--net                                    (19.0)            1.9            (9.8)
                                                          ----------      ----------      ----------

Income from continuing operations
   before extraordinary loss and income taxes                  455.1           529.6           372.3
Provision for income taxes (Note 6)                            154.1           170.7            96.3
                                                          ----------      ----------      ----------

Income from continuing operations before
   extraordinary loss                                          301.0           358.9           276.0
Income (loss) from discontinued operations (Note 3)             (6.3)          (32.7)        1,029.3
                                                          ----------      ----------      ----------

Income before extraordinary loss                               294.7           326.2         1,305.3
Extraordinary loss (Note 7)                                     (3.6)             --              --
                                                          ----------      ----------      ----------

Net income                                                $    291.1      $    326.2      $  1,305.3
                                                          ==========      ==========      ==========

*Includes consumer excise taxes of $157.8 million, $155.9 million and $158.1 million in 1997, 1996 and 1995, respectively.

See accompanying notes.

                       WILLIAMS HOLDINGS OF DELAWARE, INC.
                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per-share amounts)                                       December 31,
                                                                                -------------------------
                                                                                   1997           1996
                                                                                ----------     ----------
ASSETS
     Current assets:
        Cash and cash equivalents                                               $     96.0     $    149.2
        Receivables:
           Trade less allowance of $20.7 ($10.5 in 1996)                           1,419.0        1,224.9
           Affiliates                                                                 43.8           71.9
        Due from parent (Note 15)                                                     93.0             --
        Inventories (Note 9)                                                         315.6          210.6
        Commodity trading assets                                                     180.3          147.2
        Deferred income taxes - affiliates (Note 6)                                   86.1           76.7
        Other                                                                        113.9           92.1
                                                                                ----------     ----------

           Total current assets                                                    2,347.7        1,972.6

     Due from parent (Note 15)                                                       181.3          151.4
     Investments, primarily in affiliates (Note 4)                                 1,175.9          769.2
     Property, plant and equipment--net (Note 10)                                  4,533.6        3,897.3
     Goodwill and other intangible assets--net
        (Notes 1 and 2)                                                              600.6          310.2
     Non-current commodity trading assets                                            141.4           93.0
     Other assets and deferred charges                                               122.4          140.9
                                                                                ----------     ----------

           Total assets                                                         $  9,102.9     $  7,334.6
                                                                                ==========     ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
     Current liabilities:
        Notes payable (Note 12)                                                 $    701.0     $       --
        Accounts payable:
           Trade (Note 11)                                                         1,143.7          962.5
           Affiliates                                                                 69.2           53.4
        Accrued liabilities (Note 11)                                                528.4          472.7
        Commodity trading liabilities                                                182.0          137.9
        Long-term debt due within one year (Note 12)                                  75.7           49.5
                                                                                ----------     ----------

           Total current liabilities                                               2,700.0        1,676.0

     Long-term debt (Note 12)                                                      1,525.5        1,421.5
     Deferred income taxes - affiliates (Note 6)                                     807.8          656.6
     Non-current commodity trading liabilities                                       201.7          201.2
     Other liabilities                                                               197.6          191.0
     Minority interest in consolidated subsidiaries (Note 2)                         144.8           35.6
     Contingent liabilities and commitments (Note 17)
     Stockholder's equity:
        Common stock, $1 par value, 1,000 shares
           authorized and outstanding                                                   --             --
        Capital in excess of par value                                             1,664.8        1,659.5
        Retained earnings                                                          1,616.6        1,388.6
        Net unrealized gain on marketable securities (Note 4)                        244.1          104.6
                                                                                ----------     ----------

           Total stockholder's equity                                              3,525.5        3,152.7
                                                                                ----------     ----------
           Total liabilities and stockholder's equity                           $  9,102.9     $  7,334.6
                                                                                ==========     ==========


See accompanying notes.

                       WILLIAMS HOLDINGS OF DELAWARE, INC.
           SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                                                          (Millions)
                                            -------------------------------------------------------------------------
                                                           Capital in                         Net
                                             Common        Excess of        Retained       Unrealized
                                              Stock        Par Value        Earnings       Gain (Loss)        Total
                                            ----------     ----------      ----------      ----------      ----------
Balance, December 31, 1994,
    as previously reported                  $       --     $  1,531.4      $    244.3      $    (35.8)     $  1,739.9
Adjustment for pooling of interests                 --         (101.5)          784.1              --           682.6
                                            ----------     ----------      ----------      ----------      ----------
Balance, December 31, 1994, as restated             --        1,429.9         1,028.4           (35.8)        2,422.5
Net income--1995                                    --             --         1,305.3              --         1,305.3
Dividends--
    Cash                                            --             --        (1,071.5)             --        (1,071.5)
    Other                                           --             --             (.1)             --             (.1)
Acquisition of Transco Energy--
    Cash contributions                              --          791.9              --              --           791.9
    Noncash contributions                           --          911.2              --              --           911.2
    Allocation of purchase price                    --       (1,608.1)             --              --        (1,608.1)
Other noncash contributions                         --            8.0              --              --             8.0
Unrealized gain on
    marketable securities                           --             --              --            89.2            89.2
Other                                               --             .2              .4              --              .6
                                            ----------     ----------      ----------      ----------      ----------

Balance, December 31, 1995                          --        1,533.1         1,262.5            53.4         2,849.0
Net income--1996                                    --             --           326.2              --           326.2
Dividends--
    Cash                                            --             --          (147.6)             --          (147.6)
    Other                                           --             --             (.4)             --             (.4)
Contributions--
    Cash                                            --            2.4              --              --             2.4
    Noncash                                         --           71.5              --              --            71.5
Unrealized gain on
    marketable securities                           --             --              --            51.2            51.2
Other                                               --             .1              .3              --              .4
                                            ----------     ----------      ----------      ----------      ----------

Balance, December 31, 1996                          --        1,607.1         1,441.0           104.6         3,152.7
Net income--1997                                    --             --           291.1              --           291.1
Dividends--
    Cash                                            --             --          (114.0)             --          (114.0)
    Other                                           --             --            (2.2)             --            (2.2)
Contributions--
    Cash                                            --           10.1              --              --            10.1
    Noncash                                         --           47.4              --              --            47.4
Unrealized gain on
    marketable securities                           --             --              --           139.5           139.5
Other                                               --             .2              .7              --              .9
                                            ----------     ----------      ----------      ----------      ----------

Balance, December 31, 1997                  $       --     $  1,664.8      $  1,616.6      $    244.1      $  3,525.5
                                            ==========     ==========      ==========      ==========      ==========

See accompanying notes.

                       WILLIAMS HOLDINGS OF DELAWARE, INC.
                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

(Millions)                                                                    Years Ended December 31,
                                                                     ------------------------------------------
                                                                        1997            1996            1995
                                                                     ----------      ----------      ----------
OPERATING ACTIVITIES:
   Net income                                                        $    291.1      $    326.2      $  1,305.3
   Adjustments to reconcile to cash provided from operations:
      Discontinued operations                                               6.3            32.7        (1,029.3)
      Extraordinary loss                                                    3.6              --              --
      Depreciation, depletion and amortization                            276.1           217.5           177.4
      Provision for deferred income taxes                                  50.9           104.2           137.9
      Provision for loss on property and other assets                      49.8              --            41.4
      Gain on dispositions of property and
         interest in subsidiary                                          (107.0)          (65.7)          (24.7)
      Minority interest in income of consolidated subsidiaries             18.2             1.4             2.1
      Cash provided (used) by changes in assets and liabilities:
         Receivables sold                                                 200.0              --              --
         Receivables                                                     (261.4)         (444.4)          (26.0)
         Inventories                                                      (74.8)           (1.1)           (7.0)
         Other current assets                                             (14.0)          (21.9)          (25.0)
         Accounts payable                                                 165.9           425.3             7.9
         Accrued liabilities                                              (24.1)          (58.3)          (66.2)
         Receivables/payables with affiliates                              44.7           (70.1)         (188.1)
         Current commodity trading
            assets and liabilities                                         11.0           (29.7)           28.1
         Non-current commodity trading
            assets and liabilities                                        (47.7)          (37.7)          (82.1)
      Other, including changes in non-current assets
         and liabilities                                                  (28.2)           11.1            (8.0)
                                                                     ----------      ----------      ----------

            Net cash provided by continuing operations                    560.4           389.5           243.7
            Net cash provided by discontinued operations                     --            21.8            63.6
                                                                     ----------      ----------      ----------

            Net cash provided by operating activities                     560.4           411.3           307.3
                                                                     ----------      ----------      ----------

FINANCING ACTIVITIES:
   Proceeds from notes payable                                            858.7            60.0           104.6
   Payments of notes payable                                             (316.3)         (221.3)         (398.2)
   Proceeds from long-term debt                                           669.2           607.6           179.0
   Payments of long-term debt                                            (546.8)          (34.2)         (427.0)
   Dividends                                                             (114.0)         (147.6)       (1,071.5)
   Capital contributions                                                   10.1             2.4           791.9
   Changes in parent company advances                                        --              --          (474.8)
   Subsidiary preferred stock redemptions                                    --              --          (144.0)
   Other--net                                                              13.9            (1.9)            4.3
                                                                     ----------      ----------      ----------

            Net cash provided (used) by financing
              activities                                                  574.8           265.0        (1,435.7)
                                                                     ----------      ----------      ----------

See accompanying notes.

                       WILLIAMS HOLDINGS OF DELAWARE, INC.
          SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS (CONCLUDED)


(Millions)                                                          Years Ended December 31,
                                                           ------------------------------------------
                                                              1997            1996            1995
                                                           ----------      ----------      ----------
INVESTING ACTIVITIES:
   Property, plant and equipment:
      Capital expenditures:
          Continuing operations                            $   (874.9)     $   (499.4)     $   (576.1)
          Discontinued operations                                  --           (22.1)          (33.1)
      Proceeds from dispositions                                 78.0            61.2            26.6
   Acquisition of businesses, net of cash acquired             (146.2)         (170.5)         (377.3)
   Proceeds from sales of businesses                               --           236.4         2,588.3
   Income tax and other payments related to
      discontinued operations                                   (12.6)         (270.5)         (349.8)
   Proceeds from sales of assets                                 71.2            66.0           171.2
   Purchase of investments/advances to affiliates              (200.7)          (97.4)          (49.9)
   Changes in advances to parent company                       (123.0)           95.4          (257.8)
   Other--net                                                    19.8            11.0              .6
                                                           ----------      ----------      ----------

      Net cash provided (used) by investing activities       (1,188.4)         (589.9)        1,142.7
                                                           ----------      ----------      ----------

      Increase (decrease) in cash and cash equivalents          (53.2)           86.4            14.3

Cash and cash equivalents at beginning of year                  149.2            62.8            48.5
                                                           ----------      ----------      ----------

Cash and cash equivalents at end of year                   $     96.0      $    149.2      $     62.8
                                                           ==========      ==========      ==========


See accompanying notes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 1 -- Summary of significant accounting policies

Nature of operations

Operations of Williams Holdings of Delaware, Inc. (Williams Holdings) are located principally in the United States and are organized into two operating groups as follows: (1) Energy Services, which is comprised of natural gas gathering and processing facilities in the Rocky Mountain, midwest and Gulf Coast regions; a natural gas liquids and anhydrous ammonia pipeline in the northwest, southwest, midwest and Gulf Coast regions; energy marketing and trading, and price-risk management activities throughout the United States; petroleum refining and marketing in Alaska and the southeast; a petroleum products pipeline and ethanol production/marketing operations in the midwest region; propane marketing in the upper midwest and the southeast regions; and hydrocarbon exploration and production activities in the Rocky Mountain and Gulf Coast regions; and (2) Communications, which includes network integration and management services; video and other multimedia transmission services for the broadcast industry; business audio and video conferencing services; and installation and maintenance of customer-premise voice and data equipment. Additional information about these businesses is contained throughout the following notes.

Organization and basis of presentation

Williams Holdings is a wholly-owned subsidiary of The Williams Companies, Inc. (Williams). Effective April 1, 1995, Williams made capital contributions based on historical carrying amounts to Williams Holdings of its ownership interests in all subsidiaries, excluding its interstate natural gas pipelines and related subsidiaries. The consolidated financial statements of Williams Holdings include these subsidiaries contributed by Williams for all periods presented.

On November 24, 1997, Williams and MAPCO Inc. announced that they had entered into a definitive merger agreement whereby Williams would acquire MAPCO by exchanging shares of Williams common stock for outstanding MAPCO common stock and employee stock options. The merger was consummated on March 28, 1998 (see
Note 2). Upon completion of the merger, Williams transferred its interest in MAPCO to Williams Holdings, and MAPCO became part of the Energy Services business unit. The transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and notes have been restated to reflect the results of operations, financial position and cash flows as if the companies had been combined throughout the periods presented. MAPCO's propane marketing operations are included in Energy Marketing & Trading; its natural gas liquids operations are included in Midstream Gas & Liquids; and its petroleum refining and retail petroleum operations are included in Petroleum Services.

Revenues and operating profit amounts previously reported as Field Services are now included in Midstream Gas & Liquids.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 1 -- Summary of significant accounting policies (continued)

On April 30, 1997, Williams Holdings and Northern Telecom (Nortel) combined their customer-premise equipment sales and service operations into a limited liability company, Williams Communications Solutions, LLC (LLC), formerly WilTel Communications, LLC (see Note 2). Communications' revenues and operating profit amounts for 1997 include the operating results of the LLC beginning May 1, 1997.

On January 18, 1995, Williams acquired 60 percent of Transco Energy Company's (Transco Energy) outstanding common stock and on May 1, 1995, acquired the remaining 40 percent of Transco Energy's outstanding common stock (see Note 2). On May 1, 1995, Transco Energy dividended to Williams all of Transco Energy's interests in two Transco Energy subsidiaries, Transcontinental Gas Pipe Line Corporation and Texas Gas Transmission Corporation. Also effective May 1, 1995, Williams made a capital contribution of its interest in Transco Energy and Transco Energy's subsidiaries, except Transcontinental Gas Pipe Line and Texas Gas, to Williams Holdings. Revenues and operating profit amounts include the operating results of the Transco Energy entities contributed to Williams Holdings since the January 18, 1995, acquisition. Transco Energy's gas gathering operations (except those related operations of Transcontinental Gas Pipe Line and Texas Gas) are included as part of Midstream Gas & Liquids, and its gas marketing operations are included in Energy Marketing & Trading.

Principles of consolidation

The consolidated financial statements include the accounts of Williams Holdings and its majority-owned subsidiaries. Companies in which Williams Holdings and its subsidiaries own 20 percent to 50 percent of the voting common stock, or otherwise exercise sufficient influence over operating and financial policies of the company, are accounted for under the equity method.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 1 -- Summary of significant accounting policies (continued)

Transportation and exchange gas imbalances

Certain Williams Holdings' subsidiaries transport gas on various pipeline systems which may deliver different quantities of gas on their behalf than the quantities of gas received. These transactions result in gas transportation and exchange imbalance receivables and payables which are recovered or repaid in cash or through the receipt or delivery of gas in the future. Settlement of imbalances requires agreement between the pipelines and shippers as to allocations of volumes to specific transportation contracts and timing of delivery of gas based on operational conditions.

Inventory valuation

Inventories are stated at cost, which is not in excess of market, except for certain assets held by Energy Marketing & Trading, which are primarily stated at market. The cost of inventories is primarily determined using the average-cost method, except for certain crude oil and refined petroleum products inventories held by Petroleum Services which are determined using the last-in, first-out
(LIFO) method.

Investments

Williams Holdings' investment in subordinated debentures of Williams is classified as "available for sale" and is recorded at current market value with unrealized gains and losses reported net of income taxes as a component of stockholder's equity. Average cost is used to determine realized gains and losses. Williams Holdings' investment in Williams warrants is recorded at cost since the warrants are not traded on a securities exchange. As such, the fair value of the warrants is not readily determinable under generally accepted accounting principles, and Williams Holdings has no current intention of exercising the warrants in the future.

Property, plant and equipment

Property, plant and equipment is recorded at cost. Depreciation is provided primarily on the straight-line method over estimated useful lives. Gains or losses from the ordinary sale or retirement of property, plant and equipment for the regulated pipelines are credited or charged to accumulated depreciation; other gains or losses are recorded in net income.

Goodwill and other intangible assets

Goodwill, which represents the excess of cost over fair value of assets of businesses acquired, is amortized on a straight-line basis over periods up to but not exceeding 40 years. Other intangible assets are amortized on

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 1 -- Summary of significant accounting policies (continued)

a straight-line basis over periods not exceeding 11 years. Accumulated amortization at December 31, 1997 and 1996 was $72.2 million and $43 million, respectively. Amortization of intangible assets was $29.2 million, $15.2 million and $11.7 million in 1997, 1996 and 1995, respectively.

Revenue recognition

Revenues generally are recorded when services have been performed or products have been delivered. Communications' customer-premise equipment sales and service business primarily uses the percentage-of-completion method of recognizing revenues for services provided.

Commodity price-risk management activities

Energy Marketing & Trading has trading operations that enter into energy-related derivative financial instruments and derivative commodity instruments (forward contracts, futures contracts, option contracts and swap agreements) to provide price-risk management services to its third-party customers. This trading operation also has commodity inventories and enters into short- and long-term energy-related purchase and sale commitments which involve physical delivery of an energy commodity. These financial instruments, physical inventories and commitments are valued at market and are recorded in commodity trading assets and commodity trading liabilities in the Supplemental Consolidated Balance Sheet. The change in unrealized market gains and losses is recognized in income currently and is recorded as revenues in the Supplemental Consolidated Statement of Income. Such market values are subject to change in the near term and reflect management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, liquidity of the market in which the contract is transacted, the terms of the contract, credit considerations, time value and volatility factors underlying the positions. Energy Marketing & Trading reports its trading operations' physical sales transactions net of the related purchase costs, consistent with market value accounting for such trading activities.

Propane marketing revenues in all years and certain other Energy Marketing & Trading revenues in 1996 and 1995 were not considered to be trading operations, and, therefore, were not reported net of related costs to purchase such items.

Williams Holdings also enters into energy-related derivative financial instruments and derivative commodity instruments (primarily futures contracts, option contracts and swap agreements) to hedge against market price fluctuations of certain commodity inventories and sales and purchase commitments. Unrealized and realized gains and losses on these hedge contracts are deferred and recognized in income when the related hedged item is recognized and recorded with the related hedged item. These contracts are initially and regularly evaluated to determine that there is a high correlation between changes in the market value of the hedge contract and market value of the hedged item.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 1 -- Summary of significant accounting policies (continued)

Interest-rate derivatives

Williams Holdings enters into interest-rate swap agreements to modify the interest characteristics of its long-term debt. These agreements are designated with all or a portion of the principal balance and term of specific debt obligations. These agreements involve the exchange of amounts based on a fixed interest rate for amounts based on variable interest rates without an exchange of the notional amount upon which the payments are based. The difference to be paid or received is accrued and recognized as an adjustment of interest expense. In the event the designated debt is extinguished, gains and losses from terminations of interest rate swap agreements are recognized in income.

Williams Holdings enters into interest-rate forward contracts to lock-in underlying treasury rates on anticipated long-term debt issuances. The settlement amounts upon termination of the contracts are deferred and amortized as an adjustment to interest expense of the issued long-term debt over the term of the referenced security underlying the settled forward contract.

Capitalization of interest

Williams Holdings capitalizes interest on major projects during construction. Interest is capitalized on borrowed funds at rates that approximate the average interest rate on related debt.

Income taxes

For the periods presented, the operations of Williams Holdings and its subsidiaries, except for MAPCO Inc., are included in Williams' consolidated federal income tax return. MAPCO filed a separate consolidated federal income tax return during these periods. Subsequent to the date of the merger, MAPCO's operations will be included in Williams' consolidated federal income tax return.

Income taxes are computed separately for the Williams Holdings and MAPCO consolidated groups and then combined. Williams Holdings made payments to Williams under the same timing and minimum amount requirements as if the payments were being made directly to the taxing authorities. Deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of Williams Holdings' assets and liabilities.

Related party transactions

Williams charges its subsidiaries, including Williams Holdings and its subsidiaries, for certain corporate general and administrative expenses which are directly identifiable or allocable to the subsidiaries and other general corporate expenses utilizing a combination of revenues, property at cost and payroll for the allocation base. Williams Holdings, as a separate corporate entity, does not receive such an allocation because it has no revenues, property or employees. Management believes that the method used for these allocations is reasonable.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 1 -- Summary of significant accounting policies (continued)

New accounting standards

In June 1997, the Financial Accounting Standards Board (FASB) issued two new Statement of Financial Accounting Standards (SFAS), No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." These standards, effective for fiscal years beginning after December 15, 1997, are disclosure-oriented standards. Therefore, these standards will not affect Williams Holdings' reported consolidated net income or cash flows.

Note 2 -- Acquisitions

MAPCO

On November 24, 1997, Williams and MAPCO Inc. announced that they had entered into a definitive merger agreement whereby Williams would acquire MAPCO by exchanging 1.665 shares of Williams common stock for each outstanding share of MAPCO common stock. In addition, outstanding MAPCO employee stock options would be converted into Williams common stock. The merger was consummated on March 28, 1998, with the issuance of 98.6 million shares of Williams common stock. MAPCO is engaged in the NGL pipeline, petroleum refining and marketing and propane marketing businesses. Upon completion of the merger, Williams transferred its interest in MAPCO to Williams Holdings, and MAPCO became part of the Energy Services business unit.

The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of MAPCO as though it had always been a part of Williams Holdings. Intercompany transactions between Williams Holdings and MAPCO prior to the merger have been eliminated, and no material adjustments were necessary to conform MAPCO's accounting policies. These supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of consolidated financial statements for the period that includes the date of the merger.

During 1997, payments of $32.6 million were made for non-compete agreements. These costs will be amortized over one to three years after completion of the merger.

The results of operations for the separate companies and the combined amounts presented in the consolidated income statement follow:

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 2 -- Acquisitions (continued)

                                          Years Ended December 31,
                                 ------------------------------------------
(Millions)                          1997            1996            1995
                                 ----------      ----------      ----------
Revenues:
   Williams Holdings             $  2,680.9      $  1,841.3      $  1,354.0
   MAPCO                            3,847.5         3,353.1         2,856.6
   Intercompany eliminations          (15.5)          (41.4)          (57.3)
                                 ----------      ----------      ----------

   Combined                      $  6,512.9      $  5,153.0      $  4,153.3
                                 ==========      ==========      ==========

Net income:
   Williams Holdings             $    194.2      $    228.7      $  1,230.6
   MAPCO                               96.9            97.5            74.7
                                 ----------      ----------      ----------

   Combined                      $    291.1      $    326.2      $  1,305.3
                                 ==========      ==========      ==========

Nortel

On April 30, 1997, Williams Holdings and Nortel combined their customer- premise equipment sales and service operations into a limited liability company, Williams Communications Solutions, LLC. In addition, Williams Holdings paid $68 million to Nortel. Williams Holdings has accounted for its 70 percent interest in the operations that Nortel contributed to the LLC as a purchase business combination, and beginning May 1, 1997, has included the results of operations of the acquired company in Williams Holdings' Supplemental Consolidated Statement of Income. Accordingly, the acquired assets and liabilities, including $168 million in accounts receivable, $68 million in accounts payable and accrued liabilities and $150 million in debt obligations, have been recorded based on an allocation of the purchase price, with substantially all of the cost in excess of historical carrying values allocated to goodwill.

Williams Holdings recorded the 30 percent reduction in its operations contributed to the LLC as a sale to the minority shareholder of the LLC. Williams Holdings recognized a gain of $44.5 million based on the excess of the fair value over the net book value (approximately $71 million) of its operations conveyed to the LLC minority interest. Income taxes were not provided on the gain, because the transaction did not affect the difference between the financial and tax bases of identifiable assets and liabilities.

If the transaction occurred on January 1, 1996, Williams Holdings' unaudited pro forma revenues for the years ended 1997 and 1996 would have been $6,761 million and $5,890 million, respectively. The pro forma effect of the transaction on Williams Holdings' net income is not significant. Pro forma financial information is not necessarily indicative of results of operations that would have occurred if the transaction had occurred on January 1, 1996, or of future results of operations of the combined companies.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 2 -- Acquisitions (continued)

Transco

On January 18, 1995, Williams acquired 60 percent of Transco Energy's outstanding common stock in a cash tender offer for $430.5 million. Williams acquired the remaining 40 percent of Transco Energy's outstanding common stock on May 1, 1995, through a merger by exchanging the remaining Transco Energy common stock for approximately 31.2 million shares of Williams common stock valued at $334 million. The acquisition was accounted for as a purchase. The results of operations of the Transco Energy entities contributed to Williams Holdings beginning January 18, 1995, were included 100 percent in Williams Holdings' Supplemental Consolidated Statement of Income due to the losses from these entities. An allocation of the purchase price was assigned to the assets and liabilities of the Transco Energy entities contributed to Williams Holdings based on their estimated fair values.

Williams made cash contributions during 1995 of approximately $792 million to Transco Energy primarily to retire and/or terminate certain Transco Energy borrowings, $4.75 preferred stock and interest-rate swaps, to advance funds to Transcontinental Gas Pipe Line and Texas Gas for the termination of sale of receivables facilities and to assume all amounts payable by Transco Energy to Transcontinental Gas Pipe Line and Texas Gas. Effective with the May 1, 1995, merger, Transco Energy's $3.50 cumulative convertible preferred stock was exchanged for Williams' $3.50 cumulative convertible preferred stock, and Williams assumed all Transco Energy external debt, except Transcontinental Gas Pipe Line and Texas Gas debt. These noncash transactions totaled approximately $911 million and were capital contributions by Williams to Williams Holdings.

Note 3 -- Discontinued operations

On September 10, 1996, Williams sold substantially all of the net assets of the MAPCO coal business to Alliance Coal Corporation, a corporation formed by The Beacon Group Energy Investment Fund, L.P. ("Beacon") for $236 million in cash. The sale yielded losses of $6.3 million and $47.2 million in 1997 and 1996, respectively, (net of income tax benefits of $.7 million and $30 million, respectively). The loss on disposal in 1997 includes liabilities recognized for guarantees, indemnifications and representations made to Beacon relative to the sale and an income tax adjustment to the 1996 loss amount. Operating results for 1996 and 1995 for the coal business are reported as discontinued operations and were as follows for the years ended December 31.

(Millions)                                1996         1995
                                        --------     --------
Revenues                                $  276.8     $  453.4
Provision (credit) for income taxes          4.8         (2.3)
Income from discontinued operations         14.5         10.5

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 3 -- Discontinued operations (continued)

On January 5, 1995, Williams Holdings sold its network services operations to LDDS Communications, Inc. for $2.5 billion in cash. The sale yielded a gain of $1 billion (net of income taxes of approximately $732 million) which is reported as income from discontinued operations.

Note 4 -- Investing activities

                                (Millions)
                          ---------------------
                            1997         1996
                          --------     --------
Investments:
  Williams debentures     $  770.7     $  534.5
  Williams warrants           25.4         25.4
  Equity                     265.1        126.3
  Cost                       114.7         83.0
                          --------     --------
                          $1,175.9     $  769.2
                          ========     ========

During 1995, Williams Holdings exchanged 36.6 million shares of Williams common stock with a market value at exchange date of $385 million and a cost basis of $360 million for Williams convertible debentures and warrants having a total fair value of $385 million at the time of the exchange. The exchange resulted in the recognition of a pre-tax gain of $25.4 million. The convertible debentures, with a face value of $360 million, bear interest at 6 percent, mature in 2005 and are convertible at any time into approximately 28 million shares of Williams common stock at $12.86 per share. The warrants give Williams Holdings the right to purchase approximately 22.6 million shares of Williams common stock at $15.56 per share and were recorded at appraised value of $25 million. The warrants are exercisable immediately and mature five years from date of issuance. During 1995, Williams Holdings sold its remaining investment in Williams common stock for $46.2 million in cash resulting in a pre-tax gain of approximately $11 million.

On November 20, 1997, Williams board of directors declared a two-for-one common stock split, effective December 29, 1997. References in the Notes to Supplemental Consolidated Financial Statements to Williams common stock have been restated to reflect the effect of the stock split.

Investing income for the years ended December 31, 1997, 1996 and 1995, is as follows (see Note 15):

                                   (Millions)
                      ----------------------------------
                        1997         1996         1995
                      --------     --------     --------
  Interest            $   43.1     $   37.7     $   47.4
  Dividends                1.4          1.6         20.8
  Equity earnings          7.4          4.2          8.4
                      --------     --------     --------
                      $   51.9     $   43.5     $   76.6
                      ========     ========     ========

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 4 -- Investing activities (continued)

Dividends and distributions received from companies carried on an equity basis were $7 million in both 1997 and 1996, and $11 million in 1995. At December 31, 1997, certain equity investments, with a carrying value of $46 million, have a market value of $175 million.

Note 5 -- Asset sales and write-offs

In 1997, Williams Holdings sold its interest in the natural gas liquids and condensate reserves in the West Panhandle field of Texas for $66 million in cash. The sale resulted in a $66 million pre-tax gain on the transaction because the related reserves had no book value.

In the fourth quarter of 1997, Communications incurred charges totaling $49.8 million, related to the decision to sell the learning content business, and the write-down of assets and the development costs associated with certain advanced applications.

In 1996, Williams Holdings recognized a pre-tax gain of $15.7 million from the sale of certain communication rights for approximately $38 million.

Also in 1996, Williams Holdings sold its Iowa propane and liquid fertilizer assets as well as its remaining liquid fertilizer assets in Arkansas, Illinois, Indiana, Minnesota, Ohio, and Wisconsin for $43 million in cash, resulting in a pre-tax gain of $20.8 million.

In 1995, the development of a commercial coal gasification venture in south-central Wyoming was canceled, resulting in a $41.4 million pre-tax charge.

In 1995, Williams Holdings sold its 15 percent interest in Texasgulf Inc. for approximately $124 million in cash, which resulted in an after-tax gain of approximately $16 million because of previously unrecognized tax benefits included in the provision for income taxes.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 6 -- Provision for income taxes

The provision (credit) for income taxes from continuing operations includes:

                                (Millions)
                    -----------------------------------
                      1997         1996          1995
                    --------     --------      --------
Current:
    Federal         $   88.3     $   66.3      $  (28.0)
    State               12.6           .2         (13.6)
    Foreign              2.3           --            --
                    --------     --------      --------
                       103.2         66.5         (41.6)
                    --------     --------      --------
Deferred:
    Federal             41.7        100.4         113.0
    State                9.2          3.8          24.9
                    --------     --------      --------
                        50.9        104.2         137.9
                    --------     --------      --------

Total provision     $  154.1     $  170.7      $   96.3
                    ========     ========      ========

Reconciliations from the provision for income taxes from continuing operations at the statutory rate to the provision for income taxes are as follows:

                                                                 (Millions)
                                                    ------------------------------------
                                                      1997          1996          1995
                                                    --------      --------      --------
Provision at statutory rate                         $  159.2      $  185.3      $  130.3

Increases (reductions) in taxes resulting from:
   State income taxes                                   15.2           4.5          11.4
   Income tax credits                                  (16.5)        (19.0)        (18.7)
   Non-taxable gain from sale of
      interest in subsidiary (Note 2)                  (15.6)           --            --
   Decrease in valuation allowance for
      deferred tax assets                                 --            --         (29.8)
   Other--net                                           11.8           (.1)          3.1
                                                    --------      --------      --------

Provision for income taxes                          $  154.1      $  170.7      $   96.3
                                                    ========      ========      ========

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 6 -- Provision for income taxes (continued)

Significant components of deferred tax liabilities and assets as of December 31 are as follows:

                                               (Millions)
                                       -------------------------
                                          1997           1996
                                       ----------     ----------
Deferred tax liabilities:
  Property, plant and equipment        $    840.2     $    735.9
  Investments                               163.8           44.4
  Other                                      47.3          118.1
                                       ----------     ----------

    Total deferred tax liabilities        1,051.3          898.4
                                       ----------     ----------

Deferred tax assets:
  Deferred revenues                          71.9           20.9
  Accrued liabilities                        51.4           91.3
  Minimum tax credits                       134.8          117.4
  Other                                      71.5           88.9
                                       ----------     ----------

    Total deferred tax assets               329.6          318.5
                                       ----------     ----------

Net deferred tax liabilities           $    721.7     $    579.9
                                       ==========     ==========

Cash payments to Williams and certain federal and state taxing authorities for income taxes (net of refunds) were $108 million, $371 million, and $349 million in 1997, 1996 and 1995, respectively.

Note 7 -- Extraordinary loss

In September 1997, Williams initiated a restructuring of its debt portfolio (see
Note 12). In the fourth quarter of 1997, Williams Pipe Line paid approximately $55 million to redeem $50 million of debt with a stated interest rate of 9.78 percent, resulting in an extraordinary loss of $3.6 million (net of a $2.4 million benefit for income taxes).

Note 8 -- Employee benefit plans

  Pensions

Substantially all of Williams Holdings' employees are covered by non-contributory defined-benefit pension plans. Williams Pipe Line and Pekin Energy have separate plans for their union employees, and MAPCO has separate plans covering substantially all of its employees including certain employees of the coal business sold in 1996 (see Note 3). Effective August 1, 1997, separate plans were established for the Williams Communications Solutions, LLC union employees and the Williams Communications Solutions, LLC salaried employees (LLC plans). Substantially all of the remaining Williams Holdings' employees are covered by Williams' non-contributory defined-benefit pension plans in which Williams Holdings is included. At December 31, 1995, Pekin Energy also had a separate plan for its salaried employees. That plan was merged into one of the Williams' plans during 1996.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 8 -- Employee benefit plans (continued)

Benefits are generally based on years of service and average final compensation. Pension costs are funded to satisfy minimum requirements prescribed by the Employee Retirement Income Security Act of 1974.

Net pension expense related to Williams Holdings' participation in the Williams' plan was $14.1 million in 1997; $19.3 million in 1996; and $5.1 million in 1995.

Net pension expense decreased in 1997 from 1996 as a result of $4.4 million of settlement losses in 1996. Net pension expense increased in 1996 from 1995 as a result of a decrease in the discount rate from 8 1/2 percent to 7 1/4 percent, an increase in the number of plan participants and the 1996 settlement losses.

Net pension expense for the MAPCO, Williams Pipe Line, Pekin Energy and LLC plans consists of the following:

                                                                  (Millions)
                                                  ------------------------------------------
                                                     1997            1996            1995
                                                  ----------      ----------      ----------
Service cost for benefits earned
  during the year                                 $      6.5      $      7.0      $      5.2
Interest cost on projected benefit obligation           16.4            14.1            12.8
Actual return on plan assets                           (42.0)          (31.9)          (42.8)
Amortization and deferrals                              20.7            10.8            22.5
                                                  ----------      ----------      ----------

Net pension (income) expense                      $      1.6      $       --      $     (2.3)
                                                  ==========      ==========      ==========

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 8 -- Employee benefit plans (continued)

The following table presents the funded status of the MAPCO, Williams Pipe Line, Pekin Energy and LLC plans:

                                                          (Millions)
                                                    ----------------------
                                                      1997          1996
                                                    --------      --------
Actuarial present value of benefit obligations:
  Vested benefits                                   $  236.3      $  173.5
  Non-vested benefits                                   10.1           8.0
                                                    --------      --------

  Accumulated benefit obligations                      246.4         181.5

  Effect of projected salary increases                  30.6          21.8
                                                    --------      --------

  Projected benefit obligations                        277.0         203.3

Assets at market value                                 305.9         230.0
                                                    --------      --------

Assets in excess of
  projected benefit obligations                        (28.9)        (26.7)

Unrecognized net gain (loss)                             (.3)          1.1

Unrecognized prior-service cost                          (.4)         (2.1)

Unrecognized transition asset                             .5            .7
                                                    --------      --------

Pension asset                                       $  (29.1)     $  (27.0)
                                                    ========      ========

The discount rate used to measure the present value of benefit obligations is 7 to 7 1/4 percent (7 1/2 percent in 1996); the assumed rate of increase in future compensation levels is 5 percent; and the expected long-term rate of return on assets is 10 percent. Plan assets consist primarily of com mingled funds and assets held in master trusts. The master trusts are comprised primarily of cash equivalents, domestic and foreign common and preferred stocks, corporate bonds, United States government securities, commercial paper, guaranteed investment contracts and equity real estate investments.

Subsequent to December 31, 1997, Williams Holdings offered an early retirement incentive program to a certain group of employees. This program will not have a material impact on the funded status of the plans or Williams Holdings' financial position.

  Postretirement benefits other than pensions

Williams Holdings is included in Williams' health care plan that provides postretirement medical benefits to retired employees who were employed full time, hired prior to January 1, 1992 (January 1, 1996, for Transco Energy employees) and have met certain other requirements. Williams Holdings' employees retained in the MAPCO merger are not covered by the health care plans.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 8 -- Employee benefit plans (continued)

Net postretirement benefit expense related to Williams Holdings' participation in the Williams' plan was $8.1 million in 1997; $7.8 million in 1996; and $5.7 million in 1995.

In addition, Williams Holdings has an undiscounted obligation for certain retiree medical costs of $17.1 million imposed by the Coal Industry Retiree Health Benefit Act of 1992. This obligation was retained after the sale of the MAPCO coal business in 1996. Williams Holdings has recorded a discounted liability of $6.9 million for this obligation which has an expected payout period exceeding 30 years.

  Other

Williams Holdings is included in Williams' defined-contribution plans covering substantially all employees. Williams Holdings' contributions are invested primarily in Williams common stock, are based on employees' compensation and, in part, match employee contributions. Williams Holdings' contributions to these plans were $25 million in 1997, $20 million in 1996, and $17 million in 1995.

Note 9 -- Inventories

                                                              (Millions)
                                                        ---------------------
                                                          1997         1996
                                                        --------     --------
Raw materials:
   Crude Oil                                            $   30.5     $   22.1
   Other                                                     5.2          6.5
                                                        --------     --------
                                                            35.7         28.6
                                                        --------     --------
Finished goods:
   Refined petroleum products                              122.3         61.4
   Fertilizer and natural gas liquids                       43.8         45.5
   General merchandise and communications equipment         90.0         56.5
                                                        --------     --------
                                                           256.1        163.4
                                                        --------     --------

Materials and supplies                                      19.0         14.2
Other                                                        4.8          4.4
                                                        --------     --------
                                                        $  315.6     $  210.6
                                                        ========     ========

As of December 31, 1997 and 1996, approximately 23 percent and 7 percent of inventories, respectively, were stated at market. As of December 31, 1997 and 1996, approximately 26 percent and 30 percent of inventories, respectively, were determined using the last-in, first-out (LIFO) method. The remaining inventories were primarily determined using the average-cost method.

If inventories valued on the LIFO method at December 31, 1997 and 1996, were valued at current average cost, the amounts would increase by approximately $7 million and $37 million, respectively.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 10 -- Property, plant and equipment

                                                   (Millions)
                                           --------------------------
                                              1997            1996
                                           ----------      ----------
Cost:
   Energy Services:
      Energy Marketing & Trading           $    345.2      $    256.0
      Exploration & Production                  318.5           255.1
      Midstream Gas & Liquids                 2,899.0         2,731.9
      Petroleum Services                      1,826.7         1,744.7
   Communications                               535.0           257.3
   Other                                        299.5           160.2
                                           ----------      ----------
                                              6,223.9         5,405.2

Accumulated depreciation and depletion       (1,690.3)       (1,507.9)
                                           ----------      ----------

                                           $  4,533.6      $  3,897.3
                                           ==========      ==========


Commitments for construction and acquisition of property, plant and equipment are approximately $459 million at December 31, 1997.

Note 11 -- Accounts payable and accrued liabilities

Under Williams' cash-management system, certain subsidiaries' cash accounts reflect credit balances to the extent checks written have not been presented for payment. The amounts of these credit balances included in accounts payable are $69 million at December 31, 1997, and $90 million at December 31, 1996.

                                                    (Millions)
                                               ---------------------
                                                 1997         1996
                                               --------     --------
Accrued liabilities:
   Employee costs                              $   84.6     $   94.9
   Deferred revenue                                61.7         32.6
   Income taxes payable                            46.1         51.8
   Transportation and exchange gas payable         33.6         21.2
   Taxes other than income taxes                   66.4         67.2
   Other                                          236.0        205.0
                                               --------     --------
                                               $  528.4     $  472.7
                                               ========     ========

At December 31, 1997, income taxes payable included $44.7 million payable to Williams.

Note 12 -- Debt, leases and banking arrangements

  Notes payable

During 1997, Williams Holdings entered into a commercial paper program backed by new short-term bank-credit facilities totaling $650 million. At December 31, 1997, $645 million of commercial paper was outstanding under the program. In March 1998, Williams Holdings' commercial paper program was increased to $1 billion. In addition, Williams Holdings has entered into

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 12 -- Debt, leases and banking arrangements (continued)

various other short-term credit agreements with amounts outstanding totaling $56 million at December 31, 1997. The weighted-average interest rate on the outstanding short-term borrowings at December 31, 1997 was 6.51 percent. There were no short-term borrowings outstanding at December 31, 1996.

   Debt

                                                               Weighted-
                                                                average            December 31,
                                                               interest    --------------------------
(Millions)                                                       rate*         1997           1996
-----------------------------------------------------------------------------------------------------
Williams Holdings of Delaware, Inc.
             Revolving credit loans                              6.3%      $    200.0      $    500.0
             Debentures, 6.25%, payable 2006                     4.8            248.9           248.8
             Notes, 6.40%-6.91%, payable through 2002            6.8            205.6              --
MAPCO Inc. and subsidiaries
             Commercial paper and bank money
                market lines                                     6.6            135.8           128.5
             Debentures, 7.7%, payable 2027                      7.7            102.9              --
             Notes, 6.67%-8.95%, payable through 2022            8.1            539.3           462.4
Williams Pipe Line
             Notes, 8.95% and 9.78%, payable
                through 2001                                     9.0             40.0           100.0
Williams Energy Ventures
             Adjustable rate notes                                --               --            25.6
Williams Communications Solutions, LLC
             Revolving credit loans                              6.2            125.0              --
Other, payable through 2000                                      7.8              3.7             5.7
                                                                           ----------      ----------
                                                                              1,601.2         1,471.0
Current portion of long-term debt                                               (75.7)          (49.5)
                                                                           ----------      ----------
                                                                           $  1,525.5      $  1,421.5
                                                                           ==========      ==========

*At December 31, 1997, including the effects of interest-rate swaps.

In September 1997, Williams and certain of its consolidated subsidiaries initiated a restructuring of its debt portfolio. In conjunction with this restructuring, during 1997 Williams Pipe Line redeemed $50 million of debt with a stated interest rate of 9.78 percent. In January 1998, Williams Pipe Line redeemed an additional $40 million of debt obligations. The restructuring was temporarily financed with the combination of short-term bank agreements, commercial paper and the $1 billion bank-credit agreement, including $203 million of short-term borrowings and commercial paper at Williams Holdings. In January 1998, these short-term borrowings were repaid with funds previously advanced to Williams.

In July 1997, Williams, Williams Holdings, Williams Communications Solutions, LLC, and other affiliates entered into a new $1 billion bank-credit agreement. Under the terms of the new credit agreement, Williams Communications Solutions, LLC and the other affiliates have access to varying amounts of the facility, while Williams (parent) and Williams Holdings (parent) have access to all unborrowed amounts. In addition, MAPCO is party to a $400 million bank-credit agreement which serves as a back-up facility

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 12 -- Debt, leases and banking arrangements (continued)

for their commercial paper and bank money market lines and expires in March 2002. There were no borrowings outstanding under this agreement at December 31, 1997, and, in March 1998, this facility was terminated. Interest rates for both agreements vary with current market conditions.

For financial statement purposes at December 31, 1997, current debt obligations of $26 million have been classified as non-current obligations based on Williams Holdings' intent and ability to refinance on a long-term basis. At December 31, 1997, the amount available on the existing $1 billion credit agreement of $132 million is sufficient to complete these refinancings. An additional $136 million of MAPCO commercial paper and bank money market lines at December 31, 1997, has been classified as non-current obligations based on the ability and intent to refinance on a long-term basis. This amount was repaid in March 1998 with borrowings due subsequent to December 31, 1998.

An interest-rate swap with a notional value of $250 million is currently being utilized to convert certain fixed-rate debt obligations to variable rate obligations resulting in an effective weighted-average floating rate of 4.8 percent at December 31, 1997.

Aggregate minimum maturities and sinking-fund requirements, excluding lease payments and considering the reclassification of current obligations as previously described, for each of the next five years are as follows:

                                      (Millions)
             1998                       $ 80
             1999                         52
             2000                        103
             2001                         58
             2002                        624

Cash payments for interest (net of amounts capitalized) are as follows: 1997- -$117 million; 1996--$93 million and 1995--$110 million, including payments to Williams of $7 million in 1997 and 1996, and $25 million in 1995.

  Leases

Future minimum annual rentals under non-cancelable operating leases (including a total of $15 million to affiliates) are $93 million in 1998, $78 million in 1999, $62 million in 2000, $35 million in 2001, $28 million in 2002 and $88 million thereafter.

Total rent expense was $111 million in 1997, $70 million in 1996 and $59 million in 1995, including $2 million in 1997 and 1996, and $4 million in 1995 paid to Williams and affiliates.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 13 -- Stock-based compensation

Williams has several plans providing for common stock-based awards to its employees and employees of its subsidiaries. The plans permit the granting of various types of awards including, but not limited to, stock options, stock appreciation rights, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services. The purchase price per share for stock options may not be less than the market price of the underlying stock on the date of grant. Certain stock options become exercisable after five years, subject to accelerated vesting if certain future stock prices are achieved. Other stock options become exercisable one-third annually beginning two years following the date of grant. Stock options expire ten years after grant.

Williams' employee stock-based awards are accounted for under provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Williams' fixed plan common stock options do not result in compensation expense, because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

SFAS No. 123, "Accounting for Stock-Based Compensation," requires that companies who continue to apply APB Opinion No. 25 disclose pro forma net income assuming that the fair-value method in SFAS No. 123 had been applied in measuring compensation cost. Pro forma net income for Williams Holdings, beginning with 1995 employee stock-based awards, was $261.4 million, $320.5 million and $1,298 million for 1997, 1996 and 1995, respectively. Reported net income was $291.1 million, $326.2 million and $1,305.3 million for 1997, 1996 and 1995, respectively. Pro forma amounts for 1997 include compensation expense from 65 percent of the awards made in 1996, as these awards fully vested in 1997 as a result of the accelerated vesting provisions. Pro forma amounts for 1995 include compensation expense from approximately 62 percent of the awards made in 1995, as these awards fully vested in 1995 as a result of the accelerated vesting provisions. Since compensation expense from stock options is recognized over the future years' vesting period for pro forma disclosure purposes, and additional awards generally are made each year, pro forma amounts may not be representative of future years' amounts.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 13 -- Stock-based compensation (continued)

The following summary reflects stock options related to 1997 and 1996:

(Options in millions)                               1997        1996
                                                   -----       -----
Options granted                                     10.3         6.5

Weighted-average grant date fair value             $7.15       $4.80

Options outstanding - December 31                   24.4        19.0

Options exercisable - December 31                   10.6         9.4

Note 14 -- Financial instruments

  Fair-value methods

The following methods and assumptions were used by Williams Holdings in estimating its fair-value disclosures for financial instruments:

         Cash and cash equivalents and notes payable: The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.

         Notes and other non-current receivables: For those notes with interest rates approximating market or maturities of less than three years, fair value is estimated to approximate historically recorded amounts.

         Due from parent: The amounts bear interest at rates approximating market; therefore, fair value is estimated to approximate historically recorded amounts.

         Investment in Williams debentures: The fair value of Williams Holdings' investment is based on the prices of similar securities with similar terms and credit ratings. Williams Holdings used the expertise of an outside investment banking firm to estimate fair value.

         Investments-cost: Fair value is estimated to approximate historically recorded amounts as the operations underlying these investments are in their initial phases.

         Long-term debt: The fair value of Williams Holdings' long-term debt is valued using indicative year-end traded bond market prices for publicly traded issues, while private debt is valued based on the prices of similar securities with similar terms and credit ratings. At December 31, 1997 and 1996, 54 percent and 35 percent, respectively, of Williams Holdings' long-term debt was publicly traded. Williams Holdings used the expertise of an outside investment banking firm to estimate the fair value of long-term debt.

         Interest-rate swap: Fair value is determined by discounting estimated future cash flows using forward interest rates derived from the year-

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 14 -- Financial instruments (continued)

         end yield curve. Fair value was calculated by the financial institution that is the counterparty to the swap.

         Interest-rate locks: Fair value is determined using year-end traded market prices for the referenced U.S. Treasury securities underlying the contracts. Fair value was calculated by the financial institutions that are parties to the locks.

         Energy-related trading and hedging: Includes forwards, options, swaps and purchase and sales commitments. Fair value reflects management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, liquidity of the market in which the contract is transacted, the terms of the contract, credit considerations, time value and volatility factors underlying the positions.

Carrying amounts and fair values of Williams Holdings' financial instruments

Asset (liability)                         1997                              1996
                                --------------------------      --------------------------
                                 Carrying          Fair          Carrying          Fair
(Millions)                        Amount           Value          Amount           Value
                                ----------      ----------      ----------      ----------
Cash and cash equivalents       $     96.0      $     96.0      $    149.2      $    149.2
Notes and other non-current
  receivables                         20.9            20.9            29.0            29.0
Due from parent                      274.3           274.3           151.4           151.4
Investment in Williams
  debentures                         770.7           770.7           534.5           534.5
Investments-cost                     101.2           101.2            69.5            69.5
Notes payable                       (701.0)         (701.0)             --              --
Long-term debt, including
  current portion                 (1,600.1)       (1,640.8)       (1,469.7)       (1,485.4)
Interest-rate swap                     1.5             6.5             1.6            (1.3)
Interest-rate locks                     --             (.5)             --             4.2
Energy-related trading:
  Assets                             324.9           324.9           253.6           253.6
  Liabilities                       (383.7)         (383.7)         (339.1)         (339.1)
Energy-related hedging:
  Assets                                .9            13.3              .9            11.2
  Liabilities                          (.3)           (8.8)           (1.3)          (12.2)


The preceding asset and liability amounts for energy-related hedging represent unrealized gains or losses and do not include the related deferred amounts.

The 1997 average fair value of the energy-related trading assets and liabilities is $258 million and $345 million, respectively. The 1996 average fair value of the energy-related trading assets and liabilities is $196 million and $322 million, respectively.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 14 -- Financial instruments (continued)

  Off-balance-sheet credit and market risk

Williams Holdings is a participant in the following transactions and arrangements that involve financial instruments that have off-balance- sheet risk of accounting loss. It is not practicable to estimate the fair value of these off-balance-sheet financial instruments because of their unusual nature and unique characteristics.

In 1997, Williams Holdings entered into an agreement to sell, on an ongoing basis, certain of their accounts receivables. At December 31, 1997, $200 million has been sold.

In connection with the sale of the network services operations, Williams has been indemnified by LDDS against any losses related to retained guarantees of $135 million and $158 million at December 31, 1997 and 1996, respectively, for lease rental obligations.

Williams Holdings has issued other guarantees and letters of credit with off-balance-sheet risk that total approximately $54 million and $7 million at December 31, 1997 and 1996, respectively. Williams Holdings believes it will not have to perform under these agreements, because the likelihood of default by the primary party is remote and/or because of certain indemnifications received from other third parties.

  Commodity price-risk management services

Williams Holdings, through Energy Marketing & Trading, provides price- risk management services associated with the energy industry to its customers. These services are provided through a variety of financial instruments, including forward contracts, futures contracts, option contracts, swap agreements and purchase and sale commitments. See Note 1 for a description of the accounting for these trading activities. The net gain from trading activities was $125.8 million, $99.2 million and $65.8 million in 1997, 1996 and 1995, respectively.

Energy Marketing & Trading enters into forward contracts and purchase and sale commitments which involve physical delivery of an energy commodity. Prices under these contracts are both fixed and variable. Swap agreements call for Energy Marketing & Trading to make payments to (or receive payments from) counterparties based upon the differential between a fixed and variable price or variable prices for different locations. The variable prices are generally based on either industry pricing publications or exchange quotations. Energy Marketing & Trading buys and sells option contracts which give the buyer the right to exercise the options and receive the difference between a predetermined strike price and a market price at the date of exercise. The market prices used for option contracts are generally exchange quotations. Energy Marketing & Trading also enters into futures contracts, which are commitments to either purchase or sell a commodity at a future date for a specified price and are generally settled in cash, but may be settled through delivery of the underlying commodity. The market prices for futures contracts are based on exchange quotations.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 14 -- Financial instruments (continued)

Energy Marketing & Trading is subject to market risk from changes in energy commodity market prices, the portfolio position of its financial instruments and physical commitments, the liquidity of the market in which the contract is transacted, and changes in interest rates and credit risk.

Energy Marketing & Trading manages market risk through established trading policy guidelines, which are monitored on an ongoing basis. Energy Marketing & Trading attempts to minimize credit-risk exposure to trading counterparties and brokers through formal credit policies and monitoring procedures. In the normal course of business, collateral is not required for financial instruments with credit risk.

The notional quantities for trading activities at December 31 are as follows:

                                                   1997                         1996
                                        -------------------------     -------------------------
                                          Payor         Receiver         Payor        Receiver
                                        ----------     ----------     ----------     ----------
Fixed price:
  Natural gas (TBtu)                       1,327.9        1,702.5        1,066.6        1,196.8
  Refined products and crude
    (MMBbls)                                 337.2          230.7           34.4           26.3
  Power (Terawatt Hrs)                        20.0           16.7             --             --
Variable price:
  Natural gas (TBtu)                       2,091.1        1,508.2        1,584.9        1,123.8
  Refined products and crude
    (MMBbls)                                   4.5            3.1            3.7            3.3
  Power (Terawatt Hrs)                          .2            2.1             --             --

The net cash flow requirement related to these contracts at December 31, 1997 and 1996, was $92 million and $117 million, respectively. At December 31, 1997, the cash flow requirements extended primarily through 2007.

  Concentration of credit risk

Williams Holdings' cash equivalents consist of high quality securities placed with various major financial institutions with high credit ratings. Williams Holdings' investment policy limits its credit exposure to any one financial institution.

At December 31, 1997 and 1996, approximately 29 percent and 18 percent, respectively, of receivables are for communications and related services; approximately 41 percent and 54 percent, respectively, of receivables are for the sale of natural gas and related products or services; and approximately 25 percent and 22 percent, respectively, of receivables are for petroleum products and related services. Natural gas customers include pipelines, distribution companies, producers, gas marketers and industrial users primarily located in the eastern, northwestern and midwestern United States. Communications' customers include numerous corporations. Petroleum products customers include wholesale, commercial, governmental, industrial and individual consumers and independent dealers

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 14 -- Financial instruments (continued)

located primarily in Alaska and the mid-south and southeastern United States. As a general policy, collateral is not required for receivables, but customers' financial condition and credit worthiness are evaluated regularly.

Note 15--Related party transactions

Williams charges its subsidiaries, including Williams Holdings and its subsidiaries, for certain corporate general and administrative expenses, which are directly identifiable or allocable to the subsidiaries and for other general corporate expenses utilizing a combination of revenues, property at cost and payroll for the allocation base. Details of such charges are as follows:

                                                           (Millions)
                                             ----------------------------------
                                              1997            1996         1995
                                             -----           -----        -----
Direct costs                                 $27.1           $21.2        $16.6
Allocated parent company expenses             21.4            18.8         13.0

The direct costs charged to Williams Holdings' subsidiaries are reflected in selling, general and administrative expenses, and the direct costs charged to Williams Holdings (parent) are reflected in general corporate expenses. Allocated parent company expenses are included in general corporate expenses in the Supplemental Consolidated Statement of Income.

Williams Holdings and its subsidiaries maintain promissory notes with Williams for both advances from and advances to Williams depending on the cash position of each subsidiary. Amounts outstanding are payable on demand; however, amounts outstanding have been classified as long-term to the extent there are no expectations for Williams and Williams Holdings and its subsidiaries to demand payment in the next year. The current amount due from parent was $93 million on December 31, 1997, reflecting Williams' payment to Williams Holding in January 1998. The agreements do not require commitment fees. Interest is payable monthly and rates vary with market conditions. The interest rates were 6.29 percent and
5.73 percent at December 31, 1997 and 1996, respectively.

Investing income includes $36 million, $31 million and $43 million for 1997, 1996 and 1995, respectively, resulting from advances to affiliates, while interest accrued includes $3 million for 1995 resulting from advances from affiliates.

Investing income also includes dividends received on the investment in Williams common stock of $5 million in 1995.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 15--Related party transactions (continued)

Williams Holdings' subsidiaries have transactions primarily with the following affiliates: Northwest Pipeline, Williams Gas Pipelines Central, Transcontinental Gas Pipe Line and Texas Gas. Energy Marketing & Trading's revenues include natural gas sales to affiliates of $429 million, $499 million and $145 million for 1997, 1996 and 1995, respectively. Energy Marketing & Trading also incurred costs and operating expenses, including transportation and certain other costs, from affiliates of $96 million, $157 million and $194 million for 1997, 1996 and 1995, respectively. These sales and costs are included in Energy Marketing & Trading revenues consistent with a "net" basis of reporting these activities. Transactions with affiliates are at prices that generally apply to unaffiliated parties.

Note 16 -- Other financial information

Intercompany revenues (at prices that generally apply to sales to unaffiliated parties) are as follows:

                                                 (Millions)
                                  -----------------------------------------
Energy Services:                     1997            1996           1995
                                  ----------      ----------     ----------
  Energy Marketing & Trading*     $    (63.2)     $     98.6     $     60.7
  Exploration & Production             126.5            57.1            4.9
  Midstream Gas & Liquids              163.5            98.0           60.6
  Petroleum Services                   118.0            87.6           78.4
Other                                    4.5             3.7             --
                                  ----------      ----------     ----------
                                  $    349.3      $    345.0     $    204.6
                                  ==========      ==========     ==========

* Energy Marketing & Trading intercompany cost of sales, which are netted in revenues consistent with market value accounting, exceeded intercompany revenues in 1997.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 16 -- Other financial information (continued)

Information for business segments is as follows:

                                                               (Millions)
                                                ----------------------------------------
                                                   1997           1996           1995
                                                ----------     ----------     ----------
Identifiable assets at December 31:
  Energy Services:
    Energy Marketing & Trading                  $  1,181.2     $  1,280.7     $    837.8
    Exploration & Production                         247.1          200.3          164.6
    Midstream Gas & Liquids                        2,471.8        2,347.0        2,166.3
    Petroleum Services                             1,786.3        1,624.2        1,484.1
  Communications                                   1,313.3          671.3          401.5
  Investments                                      1,175.9          769.2          602.9
  General corporate and other                        927.3          441.9          499.5
                                                ----------     ----------     ----------
    Consolidated                                $  9,102.9     $  7,334.6     $  6,156.7
                                                ==========     ==========     ==========

Additions to property, plant and equipment:
  Energy Services:
    Energy Marketing & Trading                  $     71.0     $     20.8     $     12.8
    Exploration & Production                          63.3           30.3           15.6
    Midstream Gas & Liquids                          173.0          235.6          348.9
    Petroleum Services                               144.0          111.0          150.9
  Communications                                     276.3           66.9           32.4
  Other                                              147.3           34.8           15.5
                                                ----------     ----------     ----------
    Consolidated                                $    874.9     $    499.4     $    576.1
                                                ==========     ==========     ==========

Depreciation, depletion and amortization:
  Energy Services:
    Energy Marketing & Trading                  $     20.8     $     16.9     $     18.3
    Exploration & Production                          12.6           10.5            9.8
    Midstream Gas & Liquids                           97.1           85.8           66.2
    Petroleum Services                                67.8           64.1           57.6
  Communications                                      66.8           30.9           20.3
  Other                                               11.0            9.3            5.2
                                                ----------     ----------     ----------
    Consolidated                                $    276.1     $    217.5     $    177.4
                                                ==========     ==========     ==========

Identifiable assets are gross assets used by a business segment, including an allocated portion of assets used jointly by more than one business segment. Items such as investments are considered to be general corporate assets rather than identifiable assets of individual business segments.

Note 17 -- Contingent liabilities and commitments

  Rate and regulatory matters

Williams Pipe Line has various regulatory proceedings pending. As a result of rulings in these proceedings, a portion of its revenues has been collected subject to refund. Such revenues were $328 million at December 31, 1997. As a result of various Federal Energy Regulatory Commission (FERC) rulings in these and other proceedings, Williams Pipe Line does not expect that the amount of any refunds ordered would be significant. Accordingly, no portion of these revenues has been reserved for refund.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Note 17 -- Contingent liabilities and commitments (continued)

  Environmental matters

Certain Williams Holdings' subsidiaries have been identified as potentially responsible parties (PRP) at various Superfund and state waste disposal sites. In addition, these subsidiaries have incurred, or are alleged to have incurred, various other hazardous materials removal or remediation obligations under environmental laws. Although no assurances can be given, Williams Holdings does not believe that the PRP status of these subsidiaries will have a material adverse effect on its financial position, results of operations or net cash flows.

The Midstream Gas & Liquids unit of Williams Energy Services (WES) had recorded an aggregate liability of approximately $12 million, representing the current estimate of future environmental and remediation costs, including approximately $5 million relating to former Williams Gas Pipelines Central facilities.

WES also accrues environmental remediation costs for its retail petroleum, refinery and propane marketing operations primarily related to soil and ground water contamination. At December 31, 1997, WES and its subsidiaries had reserves, in addition to other reserves noted above, totaling approximately $24 million. WES recognizes receivables related to environmental remediation costs from state funds as a result of laws permitting states to reimburse certain expenses associated with underground storage tank problems and repairs. At December 31, 1997, WES and its subsidiaries had such receivables totaling $13 million.

  Texas explosion litigation

On April 7, 1992, a liquefied petroleum gas explosion occurred near an underground salt dome storage facility located near Brenham, Texas and owned by an affiliate of MAPCO Inc., Seminole Pipeline Company ("Seminole"). MAPCO Inc., as well as Seminole, Mid-America Pipeline Company, MAPCO Natural Gas Liquids Inc., and other non-MAPCO entities were named as defendants in civil action lawsuits filed in state district courts located in four Texas counties. Seminole and the above mentioned subsidiaries of MAPCO Inc. have settled in excess of 1,600 claims in these lawsuits. The only lawsuit remaining is the Dallmeyer case which was tried before a jury in Harris County. In Dallmeyer, the judgment rendered in March 1996 against defendants Seminole and MAPCO Inc. and its subsidiaries totaled approximately $72 million which included nearly $65 million of punitive damages awarded to the 21 plaintiffs.

Both plaintiffs and defendants have appealed the Dallmeyer judgment to the Court of Appeals for the Fourteenth District of Texas in Harris County. The defendants seek to have the judgment modified in many respects, including the elimination of punitive damages as well as a portion of the actual damages awarded. If the defendants prevail on appeal, it will result in an award significantly less than the judgment, or alternatively, a retrial of the case. The plaintiffs have cross-appealed and seek to modify the judgment to increase the total award plus interest to exceed

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 17 -- Contingent liabilities and commitments (continued)

$155 million. In February and March 1998, the Company entered into settlement agreements involving 17 of the 21 plaintiffs to finally resolve their claims against all defendants for an aggregate payment of $10 million. These settlements have satisfied and reduced the judgment on appeal by approximately $42 million.

Management believes that it has defenses of considerable merit and will vigorously litigate the Dallmeyer appeal or seek a satisfactory settlement, but is not able to predict the ultimate outcome of this matter at this time. MAPCO Inc. has accrued a liability representing an estimate of amounts it may incur to finally resolve all litigation and had, as of December 31, 1997, also recorded a receivable which corresponds to the remainder of its insurance coverage to be reimbursed by its insurance carrier. Management is unable to estimate a range of loss beyond the amount accrued. Unfavorable resolution of this matter could result in liabilities and charges materially in excess of the amount accrued.

Other legal matters

In 1991, the Southern Ute Indian Tribe (the Tribe) filed a lawsuit against Williams Production Company (Williams Production), a wholly-owned subsidiary of Williams Holdings, and other gas producers in the San Juan Basin area, alleging that certain coal strata were reserved by the United States for the benefit of the Tribe and that the extraction of coal-seam gas from the coal strata was wrongful. The Tribe seeks compensation for the value of the coal-seam gas. The Tribe also seeks an order transferring to the Tribe ownership of all of the defendants' equipment and facilities utilized in the extraction of the coal-seam gas. In September 1994, the court granted summary judgment in favor of the defendants and the Tribe lodged an interlocutory appeal with the U.S. Court of Appeals for the Tenth Circuit. Williams Production agreed to indemnify the Williams Coal Seam Gas Royalty Trust (Trust) against any losses that may arise in respect of certain properties subject to the lawsuit. In addition, if the Tribe is successful in showing that Williams Production has no rights in the coal-seam gas, Williams Production has agreed to pay to the Trust for distribution to then-current unitholders, an amount representing a return of a portion of the original purchase price paid for the units. On July 16, 1997, the U.S. Court of Appeals for the Tenth Circuit reversed the decision of the district court, held that the Tribe owns the coal-seam gas produced from certain coal strata on fee lands within the exterior boundaries of the Tribe's reservation, and remanded the case to the district court for further proceedings. On September 16, 1997, Amoco Production Company, the class representative for the defendant class (of which Williams Production is a part), filed its motion for rehearing en banc before the Court of Appeals. On December 4, 1997, the Tenth Circuit Court of Appeals agreed to rehear the appeal, and on March 17, 1998, the Court sitting en banc heard oral arguments. The parties await the Court of Appeals' decision.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 17 -- Contingent liabilities and commitments (continued)

Williams Communications, Inc. filed suit on March 20, 1998, against WorldCom Network Services, Inc. in district court in Tulsa County in order to prevent WorldCom from disconnecting any Williams' equipment on the WorldCom network. This suit seeks a declaratory judgment that the single fiber retained by Williams on the WorldCom network can be used for specified multimedia uses, and that WorldCom is required to permit Williams to purchase additional fiber either acquired or constructed by WorldCom.

In connection with agreements to resolve take-or-pay and other contract claims and to amend gas purchase contracts, Transcontinental Gas Pipe Line and Texas Gas each entered into certain settlements with producers which may require the indemnification of certain claims for additional royalties which the producers may be required to pay as a result of such settlements. Transco Energy Company and Transco Gas Supply Company (wholly-owned subsidiaries of Williams Holdings) have also been named as defendants in certain of these lawsuits. As a result of such settlements, Transcontinental Gas Pipe Line is currently defending two lawsuits brought by producers. In one of the cases, a jury verdict found that Transcontinental Gas Pipe Line was required to pay $23.3 million including $3.8 million in attorneys' fees. Transcontinental Gas Pipe Line intends to appeal. In the other case, a producer has asserted damages, including interest calculated through December 31, 1997, of approximately $6 million.

Producers have received and may receive other demands, which could result in additional claims. Indemnification for royalties will depend on, among other things, the specific lease provisions between the producer and the lessor and the terms of the settlement between the producer and either Transcontinental Gas Pipe Line or Texas Gas. Texas Gas may file to recover 75 percent of any such additional amounts it may be required to pay pursuant to indemnities for royalties under the provisions of FERC Order 528.

In November 1994, Continental Energy Associates Limited Partnership (the Partnership) filed a voluntary petition under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court, Middle District of Pennsylvania. The Partnership owns a cogeneration facility in Hazleton, Pennsylvania (the Facility). Hazleton Fuel Management Company (HFMC), a subsidiary of Transco Energy Company, formerly supplied natural gas and fuel oil to the Facility. Pursuant to a court-approved Plan of Reorganization, all litigation involving HFMC has been fully settled, and HFMC received $6.3 million from the bankruptcy estate, leaving it with approximately $14 million of outstanding receivables, all of which have been fully reserved.

In addition to the foregoing, various other proceedings are pending against Williams Holdings or its subsidiaries, which are incidental to their operations.

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Note 17 -- Contingent liabilities and commitments (continued)

  Summary

While no assurances may be given, Williams Holdings does not believe that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will have a materially adverse effect upon Williams Holdings' future financial position, results of operations or cash flow requirements.

                       WILLIAMS HOLDINGS OF DELAWARE, INC.
                      QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data, restated to reflect the pooling of Williams Holdings and MAPCO, are as follows (millions):

                                        First         Second          Third         Fourth
                                       Quarter        Quarter        Quarter        Quarter
                                     ----------     ----------     ----------     ----------
1997

Revenues                             $  1,456.4     $  1,485.6     $  1,689.9     $  1,881.0
Costs and operating expenses            1,198.0        1,227.5        1,408.6        1,547.1
Income before extraordinary loss          125.0           96.2           53.4           20.1
Net income                                125.0           96.2           53.4           16.5

1996

Revenues                             $  1,163.6     $  1,192.3     $  1,228.9     $  1,568.2
Costs and operating expenses              925.7          993.0        1,014.8        1,307.1
Net income                                108.3           29.3           72.0          116.6


First-quarter 1997 net income includes a pre-tax $66 million gain related to the sale of the interest in the West Panhandle field (see Note 5 of Notes to Supplemental Consolidated Financial Statements). Second-quarter 1997 net income includes a $44.5 million gain related to the combination of Williams Holdings' and Nortel's customer-premise equipment sales and service operations (see Note 2 of Notes to Supplemental Consolidated Financial Statements). Fourth-quarter 1997 net income includes charges totaling approximately $49.8 million, related to the decision to sell the learning content business, and the write-down of assets and the development costs associated with advanced applications (see Note 5 of Notes to Supplemental Consolidated Financial Statements). Fourth-quarter 1997 net income also includes approximately $10 million in costs related to the MAPCO acquisition (see Note 2 of Notes to Supplemental Consolidated Financial Statements) and an extraordinary loss of $3.6 million related to the restructuring of Williams' debt portfolio (see Note 7 of Notes to Supplemental Consolidated Financial Statements).

First-quarter 1996 net income includes a pre-tax $20.8 million gain related to the sale of Iowa propane and liquid fertilizer assets (see Note 5 of Notes to Supplemental Consolidated Financial Statements). Second-quarter 1996 net income includes an after-tax loss of $45.5 million related to the disposal of MAPCO's coal business (see Note 3 of Notes to Supplemental Consolidated Financial Statements), and a favorable income tax adjustment of $3 million related to research credits. Third-quarter 1996 net income includes approximately $6 million, net of federal income tax, from the effects of state income tax adjustments related to 1995. Fourth-quarter 1996 net income includes a gain of approximately $20 million from the property insurance coverage associated with construction of replacement gathering facilities and a pre-tax gain of $15.7 million from the sale of certain communication rights, partially offset by approximately $7 million related to an all-employee bonus that was linked to achieving record financial performance.